Filed pursuant to Rule 424(b)(3)
Registration No. 333-230446

PROSPECTUS

DIAMONDBACK ENERGY, INC.
Offer to Exchange
up to $750,000,000 of
outstanding 4.750% Senior Notes due 2024
for
up to $750,000,000 of
4.750% Senior Notes due 2024
that have been registered
under the Securities Act of 1933, as amended

The Exchange Offer (defined below) will expire at midnight, New York City Time, on August 12, 2019, unless we extend the Exchange Offer. We do not currently intend to extend the Exchange Offer.
We are offering to exchange up to $750 million aggregate principal amount of our 4.750% Senior Notes due 2024, or the Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 4.750% Senior Notes due 2024, or the September 2018 Notes, issued in a private offering on September 25, 2018, which offer is referred to in this prospectus as the Exchange Offer. The September 2018 Notes were issued as additional notes pursuant to an indenture, dated October 28, 2016, which, including all supplements to date, we refer to as the Indenture, among us, certain subsidiaries party thereto and Wells Fargo Bank, National Association, as trustee. On October 28, 2016, we issued $500 million aggregate principal amount of our 4.750% Senior Notes due 2024, pursuant to the Indenture, or the October 2016 Notes, all of which were exchanged for substantially identical notes registered under the Securities Act, or the Initial Notes, on July 27, 2017. We refer to the Initial Notes and the September 2018 Notes together as the Existing Notes, and the September 2018 Notes, the Exchange Notes and the Initial Notes collectively as the Notes.
We will exchange all September 2018 Notes that are validly tendered and not validly withdrawn prior to the closing of the Exchange Offer for an equal principal amount of the Exchange Notes that have been registered.
You may withdraw tenders of the September 2018 Notes at any time prior to the expiration of the Exchange Offer.
The terms of the Exchange Notes to be issued are identical in all material respects to the terms of the September 2018 Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.
The Exchange Notes, together with any September 2018 Notes not exchanged in the Exchange Offer, and the Existing Notes will constitute a single class of debt securities under the Indenture.
The exchange of the September 2018 Notes will not be a taxable exchange for United States federal income tax purposes.
We will not receive any proceeds from the Exchange Offer.
We do not intend to list the Exchange Notes on any securities exchange or include them in any automated quotation system. Certain of the initial purchasers have advised us that they have been making a market in the Existing Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market making may be discontinued by the initial purchasers in their discretion at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

See “Risk Factors” beginning on page 10 for a discussion of factors that you should consider before tendering your September 2018 Notes.
Each broker-dealer that receives any Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for the September 2018 Notes where such September 2018 Notes in the Exchange Offer were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 11, 2019.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. Copies of this information are available without charge to any person to whom this prospectus is delivered and to any person who holds September 2018 Notes, upon written or oral request. Written requests should be directed to Diamondback Energy, Inc., Attention: Investor Relations, at 500 West Texas, Suite 1200, Midland, Texas 79701. Oral requests should be made by calling our Investor Relations Department at (432) 221-7400.

In order to ensure timely delivery of the documents, you must make your requests to us no later than August 5, 2019 (which is five business days prior to the expiration of the Exchange Offer, unless we extend the Exchange Offer). In the event that we extend the Exchange Offer, you must submit your request at least five business days before the expiration date of the Exchange Offer, as extended.

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WHERE YOU CAN FIND MORE INFORMATION
We currently file periodic reports and other information under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the terms of the Indenture, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, or the SEC, for so long as any of the Notes remain outstanding, we will furnish to the trustee and the holders of the Notes and, upon written request, to prospective investors, and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by our independent registered public accountant and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, in each case within the time period specified in the rules and regulations of the SEC. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any holder of the Notes or prospective purchaser of the Notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act. This prospectus contains or incorporates by reference summaries of certain agreements that we have entered into, such as the Indenture and the agreements described under “Description of Other Indebtedness” and “Description of Exchange Notes”. The descriptions contained or incorporated by reference into this prospectus of these agreements do not purport to be complete and are qualified in their entirety by reference to the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and copy charges. Also, using our website, http://www.diamondbackenergy.com, you can access electronic copies of documents we file with the SEC, including our Annual Reports on Form 10-K, as amended, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference into this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing to Diamondback Energy, Inc., Attention: Investor Relations, at 500 West Texas, Suite 1200, Midland, Texas 79701, or calling (432) 221-7400.
INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 25, 2019, as amended on March 12, 2019;

•	our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019, filed with the SEC on May 10, 2019;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2019; and

•	our Current Reports on Form 8-K, filed with the SEC on February 28, 2019, March 29, 2019, May 29, 2019, June 11, 2019 and July 3, 2019.
In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) (i) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement and (ii) after the date of this prospectus through the completion of the Exchange Offer will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.
You may request a copy of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing to Diamondback Energy, Inc., Attention: Investor Relations, at 500 West Texas, Suite 1200, Midland, Texas 79701, or calling (432) 221-7400.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.
INDUSTRY AND MARKET DATA
We obtained the industry and market data used throughout or incorporated by reference into this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data and neither we nor the initial purchasers make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.
NON-GAAP FINANCIAL MEASURES
Consolidated Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Consolidated Adjusted EBITDA as net income (loss) plus non-cash (gain) loss on derivative instruments, net, net interest expense, depreciation, depletion and amortization expense, impairment of oil and natural gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, asset retirement obligation accretion expense, loss on revaluation of investment, loss on extinguishment of debt, merger and integration expense, income tax (benefit) provision and non-controlling interest in net (income) loss. Consolidated Adjusted EBITDA is not a measure of net income (loss) as determined by GAAP. Management believes Consolidated Adjusted EBITDA is useful because it allows it to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We add the items listed above to net income (loss) in arriving at Consolidated Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Consolidated Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Consolidated Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Consolidated Adjusted EBITDA. Our computations of Consolidated Adjusted EBITDA may not be comparable to other similarly titled measure of other companies or to such measure in our revolving credit facility or any of our other contracts, including the indentures governing our senior notes. A reconciliation of Consolidated Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and any subsequent filings we make with the SEC, as may be applicable.
PV-10 is a non-GAAP measure because it excludes income tax effects. Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and gas companies. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. A reconciliation of PV-10 to the standardized measure of discounted future net cash flows, the most directly comparable GAAP measure, is incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and any subsequent filings we make with the SEC, as may be applicable.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	exploration and development drilling prospects, inventories, projects and programs;

•	oil and natural gas reserves;

•	acquisitions; including our recent acquisition of certain leasehold acres and other assets from Ajax Resources, LLC and our recent acquisition of Energen Corporation;

•	our ability to achieve the anticipated synergies, operational efficiencies and returns from our recent acquisition of Energen Corporation;

•	identified drilling locations;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results;

•	the impact of change in the U.S. Internal Revenue Code of 1986, as amended, as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied; and

•	plans, objectives, expectations and intentions.
All of these types of statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements. These forward-looking statements may be found in the “Summary” and “Risk Factors” included or incorporated by reference, as applicable, in this prospectus, in “Business and Properties” included in our most recent Annual Report on Form 10-K, as amended, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K, as amended, and subsequent filings we make with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case, incorporated by reference in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective” or “continue,” the negative of such terms or other comparable terminology.
The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained or incorporated by reference in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” and elsewhere in this prospectus and in our most recent Annual Report on Form 10-K, as amended, and subsequent filings we make with the SEC including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case, incorporated by reference in this prospectus. All forward-looking statements contained in this prospectus or included in a document incorporated by reference herein speak only as of the date hereof or thereof, respectively. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

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SUMMARY
This summary highlights selected information contained in, or incorporated by reference into, this prospectus about us and the Exchange Offer. This summary does not contain all the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors,” as well as the financial statements and related notes thereto and other information incorporated by reference into this prospectus. In this prospectus, unless the context otherwise requires, we refer to Diamondback Energy, Inc., together with its consolidated subsidiaries, as “we,” “us,” “our,” "Diamondback" or “the Company.” This prospectus includes certain terms commonly used in the oil and natural gas industry, which are defined elsewhere in this prospectus in the “Glossary of Oil and Natural Gas Terms.”
Diamondback Energy, Inc.
Overview
We are an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators.
We began operations in December 2007 with our acquisition of 4,174 net acres in the Permian Basin. At December 31, 2018, our total acreage position in the Permian Basin was approximately 604,367 gross (461,218 net) acres, which consisted primarily of approximately 231,100 gross (194,661 net) acres in the Midland Basin and approximately 232,143 gross (170,205 net) acres in the Delaware Basin. In addition, we, through our publicly traded subsidiary Viper Energy Partners LP, which we refer to as Viper or the Partnership, own mineral interests underlying approximately 532,295 gross acres and 14,841 net royalty acres primarily in the Permian Basin and the Eagle Ford Shale. Approximately 37% of these net royalty acres are operated by us. We own Viper Energy Partners GP LLC, the general partner of Viper, which we refer to as Viper GP or the general partner, and we own approximately 59% of the limited partner interests in Viper.
Our activities are primarily focused on horizontal development of the Spraberry and Wolfcamp formations of the Midland Basin and the Wolfcamp and Bone Spring formations of the Delaware Basin both of which are part of the larger Permian Basin in West Texas and New Mexico. The Permian Basin is characterized by high oil and liquids rich natural gas, multiple vertical and horizontal target horizons, extensive production history, long-lived reserves and high drilling success rates.
As of December 31, 2018, our estimated proved oil and natural gas reserves were 992,001 MBOE (which includes estimated reserves of 63,136 MBOE attributable to the mineral interests owned by Viper), based on reserve reports prepared by Ryder Scott Company, L.P., or Ryder Scott, our independent reserve engineers. Of these reserves, approximately 65% are classified as proved developed producing. Proved undeveloped, or PUD, reserves included in this estimate are from 416 gross (374 net) horizontal well locations in which we have a working interest, and 25 horizontal wells in which we own only a mineral interest through our subsidiary, Viper. As of December 31, 2018, our estimated proved reserves were approximately 63% oil, 18% natural gas liquids and 19% natural gas.
Based on our evaluation of applicable geologic and engineering data, we currently have approximately 11,868 gross (7,633 net) identified economic potential horizontal drilling locations in multiple horizons on our acreage at an assumed price of approximately $60.00 per Bbl WTI. We intend to continue to develop our reserves and increase production through development drilling and exploitation and exploration activities on this multi-year project inventory of identified potential drilling locations and through additional acquisitions that meet our strategic and financial objectives, targeting oil-weighted reserves.

Merger with Energen Corporation and Other Significant 2018 Transactions
Merger with Energen Corporation
On November 29, 2018, we completed our acquisition of Energen Corporation, or Energen, in an all-stock transaction, which we refer to as the Energen merger. The addition of Energen’s assets increased our assets to: (i) over 273,000 net Tier One acres in the Permian Basin, an increase of 57% from third quarter 2018 Tier One acreage of approximately 174,000 net acres, (ii) over 7,200 estimated total net horizontal Permian locations, an increase of over 120% from third quarter 2018 estimated net locations, and (iii) approximately 394,000 net acres across the Midland and Delaware Basins.
Ajax Resources, LLC
On October 31, 2018, we acquired certain leasehold interests and related assets of Ajax Resources, LLC, which we refer to as Ajax, which acquisition included approximately 25,493 net leasehold acres in the Northern Midland Basin, for $900.0 million in cash, subject to certain adjustments, and approximately 2.6 million shares of our common stock, which we refer to as the Ajax acquisition. The Ajax acquisition was effective as of July 1, 2018.
ExL Petroleum Management, LLC and EnergyQuest II LLC Acquisition
On October 31, 2018, we acquired certain leasehold interests and related assets of ExL Petroleum Management, LLC, ExL Petroleum Operating, Inc. and EnergyQuest II LLC, which included an aggregate of approximately 3,646 net leasehold acres in the Northern Midland Basin, for a total of $312.5 million in cash, subject to certain adjustments. These acquisitions, which we collectively refer to as the ExL acquisition, were effective as of August 1, 2018.
Drop-down Transaction
On August 15, 2018, we sold to Viper mineral interests underlying 32,424 gross (1,696 net royalty) acres primarily in Pecos County, Texas, in the Permian Basin, approximately 80% of which are operated by us, for $175.0 million, which we refer to as the Drop-down Transaction.
Recent Developments
Viper Equity Offering
On March 1, 2019, Viper completed an underwritten public offering of 10,925,000 common units, which included 1,425,000 common units issued pursuant to an option to purchase additional common units granted to the underwriters. Following this offering, we owned approximately 54% of Viper’s total units then outstanding. Viper received net proceeds from this offering of approximately $340.4 million, after deducting underwriting discounts and commissions and estimated offering expenses. Viper used the net proceeds to purchase units of Viper Energy Partners LLC, which we refer to in this prospectus as Viper OpCo. Viper OpCo in turn used the net proceeds to repay a portion of the $464.0 million then outstanding borrowings under its revolving credit facility and for general corporate purposes, which may include additional acquisitions.
Our Offices
Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas 79701, and our telephone number at that address is (432) 221-7400. We also lease additional office space in Midland and in Oklahoma City, Oklahoma. Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus.

Summary of the Terms of the Exchange Offer
The summary below includes a description of the principal terms of the Exchange Offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. Additional information regarding the terms and conditions of the Exchange Offer and the Exchange Notes can be found under the headings “The Exchange Offer,” and “Description of Exchange Notes.”

The September 2018 Notes
On September 25, 2018, we issued $750.0 million in aggregate principal amount of 4.750% Senior Notes due 2024, which we refer to as the September 2018 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The September 2018 Notes were issued as additional securities under an indenture dated October 28, 2016 among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as the trustee, as supplemented on September 25, 2018, October 12, 2018 and January 28, 2019 and which indenture we refer to as the Indenture.

On October 28, 2016, we issued $500.0 million aggregate principal amount of our 4.750% Senior Notes due 2024, pursuant to the Indenture, or the October 2016 Notes, all of which were exchanged for substantially identical notes registered under the Securities Act, or the Initial Notes, on July 27, 2017.

The Exchange Offer
We are offering to exchange up to $750.0 million aggregate principal amount of our 4.750% Senior Notes due 2024 that have been registered under the Securities Act for up to $750.0 million aggregate principal amount of September 2018 Notes. You may exchange your September 2018 Notes only by following the procedures described elsewhere in this prospectus under the “The Exchange Offer—Procedures for Tendering September 2018 Notes.”

Registration Rights
We issued the September 2018 Notes in a private offering on September 25, 2018. In connection with this offering, we entered into a registration rights agreement with the initial purchasers of the September 2018 Notes, or the initial purchasers, which agreement provides for, among other things, this Exchange Offer.

Resale of Exchange Notes
Based upon interpretive letters written by the SEC, we believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• You are acquiring the Exchange Notes in the ordinary course of your business;

• You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

• You are not our “affiliate,” as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing is not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume any responsibility for, and will not indemnify you for, any such liability. Each broker-dealer that receives Exchange Notes for its own account in exchange for September 2018 Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences for Failure to Exchange September 2018 Notes
September 2018 Notes that are not tendered or that are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to existing restrictions upon transfer. The trading market for September 2018 Notes not exchanged in the Exchange Offer may be significantly more limited than at present. Therefore, if your September 2018 Notes are not tendered and accepted in the Exchange Offer, it may become more difficult for you to sell or transfer your September 2018 Notes. Furthermore, you will no longer be able to compel us to register the September 2018 Notes under the Securities Act and we will not be required to pay additional interest as described in the registration rights agreement. In addition, you will not be able to offer or sell the September 2018 Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except in limited circumstances), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The Exchange Offer will expire at midnight, New York City time on August 12, 2019, unless we decide to extend the expiration date.

Conditions to the Exchange Offer
The Exchange Offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the Exchange Offer at any time before the expiration date if any such condition occurs. In the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend, if necessary, the expiration date such that at least five business days remain in the Exchange Offer following notice of the material change. For additional information regarding the conditions to the Exchange Offer, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering September 2018 Notes
If you wish to accept the Exchange Offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required by the letter of transmittal (including the September 2018 Notes to be exchanged) to Wells Fargo Bank, National Association, as exchange agent, at the address set forth on the cover page of the letter of transmittal. In the alternative, you can tender your September 2018 Notes by following the procedures for book-entry transfer, as described in this prospectus. For more information on accepting the Exchange Offer and tendering your September 2018 Notes, see “The Exchange Offer—Procedures for Tendering September 2018 Notes.”

Special Procedures for Beneficial Owners
If you are a beneficial holder whose September 2018 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your September 2018 Notes in the Exchange Offer, you should contact the registered holder promptly and instruct the registered holder to tender your September 2018 Notes on your behalf. If you are a beneficial holder and you wish to tender your September 2018 Notes on your own behalf, you must, prior to delivering the letter of transmittal and your September 2018 Notes to the exchange agent, either make appropriate arrangements to register ownership of your September 2018 Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights
You may withdraw the tender of your September 2018 Notes at any time prior to midnight, New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent as described under “The Exchange Offer—Withdrawal of Tenders” by midnight, New York City time, on the expiration date.

Acceptance of September 2018 Notes and Delivery of Exchange Notes
Subject to certain conditions, we will accept all September 2018 Notes that are properly tendered in the Exchange Offer and not withdrawn prior to midnight, New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date. September 2018 Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the Exchange Offer as detailed under “The Exchange Offer—Procedures for Tendering September 2018 Notes” and not withdrawn in accordance with the terms of the Exchange Offer as detailed under “The Exchange Offer—Withdrawal of Tenders.”

United States Federal Income Tax Consequences
We believe that the exchange of September 2018 Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent
Wells Fargo Bank, National Association, the trustee under the Indenture, is serving as exchange agent in connection with the Exchange Offer. The mailing address of the exchange agent is set forth on the cover page of the letter of transmittal.

Fees and Expenses	We will bear all expenses related to consummating the Exchange Offer and complying with the registration rights agreement.

Use of Proceeds
We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $739.7 million, after deducting the initial purchasers’ discounts and offering expenses, but disregarding accrued interest to the date of issuance of the September 2018 Notes, from the issuance of the September 2018 Notes, which we used to repay our then outstanding borrowings under our revolving credit facility and for general corporate purposes, which included a portion of the cash consideration for the Ajax acquisition.

Regulatory Approvals
Other than those under federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the Exchange Offer.

Summary Description of Exchange Notes

Issuer	Diamondback Energy, Inc.

Exchange Notes Offered	$750.0 million in aggregate principal amount of 4.750% Senior Notes due 2024 registered under the Securities Act.

Interest Rate and Payment Dates
The Exchange Notes will bear interest at the rate of 4.750% per annum, payable semi-annually on May 1 and November 1 of each year. The first interest payment date with respect to the September 2018 Notes was November 1, 2018. Interest on the Exchange Notes will accrue from the last interest payment date with respect to the September 2018 Notes and will be paid on the next interest payment date following the issuance of the Exchange Notes.

Maturity Date	The Exchange Notes will mature on November 1, 2024.

Ranking	The Exchange Notes will be our general unsecured senior obligations.

Accordingly, they will rank:

• equal in right of payment to all of our existing and future senior indebtedness, including the Existing Notes and our other outstanding senior notes;

 •    effectively subordinate to all of our existing and future secured indebtedness, including all of the indebtedness under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

 •    structurally subordinate to all indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries (other than unsubordinated indebtedness and other liabilities owed to us); and

• senior in right of payment to any subordinated indebtedness we may incur.

Certain of our direct and indirect subsidiaries, namely Rattler Midstream Operating LLC (formerly known as Rattler Midstream LLC), which we refer to as Rattler Operating, Rattler Midstream LP, which we refer to as Rattler LP, Rattler Midstream GP LLC, which we refer to as Rattler GP and, collectively, as the Rattler entities, Tall City Towers LLC, which we refer to as Tall City, Viper, Viper OpCo and Viper GP, are not guarantors of the Notes. As of December 31, 2018, the borrowing base under our revolving credit facility was set at $2.65 billion, we had an elected commitment amount of$2.0 billion and we had outstanding borrowings of $1.5 billion under the revolving credit facility, of which approximately $559.0 million was used to by us to repay in full all borrowings under Energen’s credit facility outstanding prior to the effective time of the Energen merger. As of December 31, 2018, the borrowing base under the Viper OpCo’s revolving credit facility was set at $555.0 million, and there was $411.0 million of outstanding borrowings and $144.0 million available for future borrowings under this facility. In March 2019, Viper repaid a portion of then outstanding borrowings under Viper OpCo’s revolving credit facility with the net proceeds of its underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million of outstanding borrowings and $398.0 million available for future borrowing under its facility. See “Description of Other Indebtedness - Viper OpCo Credit Facility.” Rattler Operating, which is currently an unrestricted subsidiary under the indentures governing our senior notes, is a guarantor under our revolving credit facility, while Rattler LP and Rattler GP, which are currently restricted subsidiaries under the indentures governing our senior notes, are not guarantors of our revolving credit facility. At December 31, 2018, our non-guarantor subsidiaries had $83 million of outstanding liabilities, including trade payables, but excluding intercompany obligations, Viper OpCo’s borrowings under its revolving credit facility, Viper’s guarantee thereof, and Rattler Operating’s guarantee of our revolving credit facility. Our non-guarantor subsidiaries generated 15% of our total revenues and $160 million of our adjusted EBITDA for the year ended December 31, 2018, of which the Rattler entities and Tall City generated 2% and $26 million.

Subsidiary Guarantees
The Exchange Notes will initially be guaranteed by all of our subsidiaries, except the Rattler entities, Tall City, Viper, Viper GP and Viper OpCo, which have been either designated as unrestricted subsidiaries under the Indenture or are otherwise not required to guarantee the Notes. In the future, each of our restricted subsidiaries that guarantees any of our or a guarantor’s other indebtedness and other domestic restricted subsidiaries that incur indebtedness under any credit facility will be required to guarantee the Exchange Notes. All of our guarantor subsidiaries will guarantee the obligations under our revolving credit facility, or be liable as the borrower thereunder, in each case on a senior secured basis.

In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Exchange Notes—Note Guarantees.”

The guarantees of the Exchange Notes will be senior unsecured obligations of the guarantor subsidiaries and will rank:

• equal in right of payment to all senior unsecured indebtedness of each guarantor subsidiary, including its guaranty of our senior notes, as applicable;

 •    effectively subordinate to all secured indebtedness of each guarantor subsidiary, including its indebtedness or guarantee of indebtedness, as applicable, under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness or guarantee of indebtedness, as applicable;

•    structurally subordinate to all indebtedness and other liabilities, including trade payables, if any, of any of our non-guarantor subsidiaries (other than subordinated indebtedness and other liabilities owed to us); and

• senior in right of payment to any subordinated indebtedness of each guarantor subsidiary.

Optional Redemption
At any time prior to November 1, 2019, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes (including the Exchange Notes) at a redemption price equal to 104.750% of the principal amount of the Notes redeemed, with an amount not greater than the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Exchange Notes—Optional Redemption,” if at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after such redemption and the redemption occurs within 120 days of the closing date of such equity offering.

At any time prior to November 1, 2019, we may on one or more occasions redeem all or a part of the Notes (including the Exchange Notes) at a “make whole” redemption price set forth under “Description of Exchange Notes—Optional Redemption.”

On and after November 1, 2019, we may on any one or more occasions redeem all or a part of the Notes (including the Exchange Notes) at the redemption prices set forth under “Description of Exchange Notes—Optional Redemption.”

Change of Control
If we experience certain change of control transactions, each holder of Notes (including Exchange Notes) may require us to repurchase all or any part of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants
The Indenture that will govern the Exchange Notes will be the same Indenture that governs the Existing Notes. The Indenture contains certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur or guarantee additional indebtedness or issue certain redeemable or preferred stock;

• pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

• transfer or sell assets;

• make investments;

• create certain liens;

• enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

• consolidate, merge or transfer all or substantially all of the assets of our company;

• engage in transactions with affiliates; and

• create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications as described under “Description of Exchange Notes—Certain Covenants,” and under “Description of Exchange Notes—Repurchase at the Option of Holders”

Absence of Established Market for the Notes
The Exchange Notes will not be listed on any securities exchange or included in any automated quotation system. When the October 2016 Notes were issued in October 2016, such notes were new securities with no established market. Certain of the initial purchasers have advised us that they have been making a market in the Existing Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers, however, are not obligated to do so and may discontinue market-making activities in their discretion at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Risk Factors
You should consider carefully the information set forth in the section entitled “Risk Factors” and all other information contained in or incorporated by reference into this prospectus for a discussion of certain risks relating to an investment in the Exchange Notes.

RISK FACTORS
You should carefully consider each of the risks described below, in our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, and subsequent filings we make with the SEC, incorporated by reference into this prospectus, and all of the other information contained in or incorporated by reference into this prospectus, before participating in the Exchange Offer. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below and those incorporated by reference into this prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.
Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness
We have relied in the past, and we may rely from time to time in the future, on borrowings under our revolving credit facility to fund a portion of our capital expenditures. Unless we are able to repay borrowings under our revolving credit facility with cash flow from operations and proceeds from equity offerings, implementing our capital programs may require an increase in our total leverage through additional debt issuances. In addition, a reduction in availability under our revolving credit facility and the inability to otherwise obtain financing for our capital programs could require us to curtail our drilling activities.
Historically, we have relied on availability under our revolving credit facility to fund a portion of our capital expenditures as such expenditures have generally exceeded our cash flow from operations. We expect that we will continue to fund a portion of our capital expenditures with borrowings under our revolving credit facility and from the proceeds of debt and equity offerings, including equity offerings of our common units in Viper. In the past, we have created availability under our revolving credit facility by repaying outstanding borrowings with the proceeds from equity offerings. We cannot assure you that we will choose to or be able to access the equity capital markets to repay any such future borrowings. Instead, we may be required or choose to finance our capital expenditures through additional debt issuances, which would increase our total amount of debt outstanding. Further, if the availability under our revolving credit facility were reduced, and we were otherwise unable to secure other sources of financing, we may be required to curtail our drilling programs, which could result in a loss of acreage through lease expirations. In addition, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to replace our reserves.
Your failure to participate in the Exchange Offer may have adverse consequences.
If you do not exchange your September 2018 Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer of your September 2018 Notes, as set forth in the legend on your September 2018 Notes. The restrictions on transfer of your September 2018 Notes arise because we sold the September 2018 Notes in a private offering. In general, the September 2018 Notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.
After completion of the Exchange Offer, holders of September 2018 Notes who do not tender their September 2018 Notes in the Exchange Offer will no longer be entitled to any exchange or registration rights under the registration rights agreement, except in limited circumstances. The tender of September 2018 Notes under the Exchange Offer will reduce the principal amount of such currently outstanding September 2018 Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding September 2018 Notes that you continue to hold following completion of the Exchange Offer. See “The Exchange Offer.”
You must comply with the Exchange Offer procedures in order to receive new, freely tradable Exchange Notes.
Delivery of the Exchange Notes in exchange for the September 2018 Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made provided the procedures for tendering the September 2018 Notes are followed. We are not required to notify you of defects or irregularities in tenders of September 2018 Notes for exchange. See “The Exchange Offer.”

Some holders who exchange their September 2018 Notes may be deemed to have received restricted securities, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.
If you exchange your September 2018 Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
The consummation of the Exchange Offer may not occur.
We are not obligated to complete the Exchange Offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the Exchange Offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their Exchange Notes. You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the Exchange Notes.
We cannot assure you that an active trading market will develop for the Exchange Notes.
We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for quotation of the Exchange Notes on any automated dealer quotation system. When the October 2016 Notes were issued in October 2016, such notes were new securities with no established trading market. Certain of the initial purchasers have advised us that they have been making a market in the Existing Notes and intend to continue to make a market in such notes and, when issued, the Exchange Notes. The initial purchasers are not obligated, however, to do so, and any such market making may be discontinued by the initial purchasers in their discretion at any time without notice. See “Plan of Distribution.” In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market for the Exchange Notes will develop or will be maintained. If an active trading market is not developed or maintained, the market price and liquidity of the Exchange Notes may be adversely affected. In that case, you may not be able to sell your Exchange Notes at a particular time, or you may not be able to sell your Exchange Notes at a favorable price. Consequently, a purchaser of the Exchange Notes may not be able to liquidate its investment readily and the Exchange Notes may not be readily accepted as collateral for loans. Furthermore, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the Notes and our other indebtedness.

As of December 31, 2018, we had total long-term debt of $1.45 billion, including $2.1 billion outstanding under the Existing Notes, our 5.375% Senior Notes due 2025, which we refer to as the 5.375% Notes, and an aggregate of $530.0 million of notes issued by Energen, which we refer to as the Energen Notes, and we had an unused borrowing base availability of $0.5 billion under our revolving credit facility. As of December 31, 2018, Viper OpCo, one of our subsidiaries, had $411.0 million in outstanding borrowings, and $144.0 million available for borrowing, under its revolving credit facility. In March 2019, Viper repaid a portion of then outstanding borrowings under Viper OpCo's credit facility with the net proceeds of its underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million in borrowings and $398.0 million available for future borrowing under its revolving credit facility. We may in the future incur significant additional indebtedness under our revolving credit facility or otherwise in order to make acquisitions, to develop our properties or for other purposes. Our level of indebtedness could have important consequences to you and affect our operations in several ways, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the Notes, including any repurchase obligations that may arise thereunder;

•	a significant portion of our cash flows could be used to service the Notes and our other indebtedness, which could reduce the funds available to us for operations and other purposes;

•	a high level of debt could increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the agreements governing our outstanding indebtedness will limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing;

•	our debt covenants may also limit management’s discretion in operating our business and our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	a high level of debt may make it more likely that a reduction in our borrowing base following a periodic redetermination could require us to repay a portion of our then-outstanding bank borrowings;

•	a high level of debt could limit our ability to access the capital markets to raise capital on favorable terms;

•	a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•	we may be vulnerable to interest rate increases, as our borrowings under our revolving credit facility are at variable interest rates.
A high level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flows to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.
Restrictive covenants in our revolving credit facility, the Indenture, the indentures governing the other senior notes and future debt instruments may limit our ability to respond to changes in market conditions or pursue business opportunities.
Our revolving credit facility, the Indenture and the indentures governing our other outstanding senior notes contain, and the terms of any future indebtedness may contain, restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	create additional liens;

•	sell or transfer assets;

•	issue redeemable or preferred stock;

•	merge or consolidate with another entity;

•	pay dividends or make other distributions;

•	designate certain of our subsidiaries as unrestricted subsidiaries;

•	create unrestricted subsidiaries;

•	engage in transactions with affiliates; and

•	enter into certain swap agreements.

In connection with the closing of Viper's initial public offering on June 23, 2014, we entered into an amendment to our revolving credit facility, which modified certain provisions of our revolving credit facility to allow us, among other things, to designate one or more of our subsidiaries as “unrestricted subsidiaries” that are not subject to certain restrictions contained in the revolving credit facility. Under the amended revolving credit facility, we designated Viper, Viper GP and Viper OpCo as unrestricted subsidiaries, and upon such designation, they were automatically released from any and all obligations under the amended revolving credit facility, including the related guaranty, and all liens on the assets of, and the equity interests in, Viper, Viper GP and Viper OpCo under the amended revolving credit facility were automatically released. Further Viper, Viper GP and Viper's subsidiaries, Viper OpCo, Rattler Operating and Tall City, are designated as unrestricted subsidiaries under the indentures governing our outstanding senior notes.
We may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants contained in our revolving credit facility, the Indenture and the indentures governing our other senior notes. In addition, our revolving credit facility requires us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business. In addition, our revolving credit facility requires us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business. See “Description of Other Indebtedness,” and “Description of Exchange Notes—Certain Covenants.”
A breach of any of these restrictive covenants could result in default under our revolving credit facility. If a default occurs, the lenders under our revolving credit facility may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the Indenture and the indentures governing our other senior notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our revolving credit facility will also have the right to proceed against the collateral granted to them to secure the indebtedness. If the indebtedness under our revolving credit facility, the Notes and our other senior notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness that is not cured or waived by the required lenders could prohibit us from making payments of principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. Specifically, if we are unable to comply with the restrictions and covenants in our revolving credit facility, there could be an event of default under the terms of this facility, and the lenders under our revolving credit facility may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the Indenture and the indentures governing our other senior notes. Our ability to comply with these restrictions and covenants, including meeting the financial ratios and tests under our revolving credit facility, may be affected by events beyond our control. As a result, we cannot assure that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under our revolving credit facility, the lenders under such facility could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our revolving credit facility or obtain needed waivers on satisfactory terms.

Any significant reduction in our borrowing base under our revolving credit facility as a result of the periodic borrowing base redeterminations or otherwise may negatively impact our ability to fund our operations, and we may not have sufficient funds to repay borrowings under our revolving credit facility if required as a result of a borrowing base redetermination.
Our availability under the revolving credit facility is limited to the commitment, which is the least of the maximum credit amount, the borrowing base and the elected commitment amount chosen by us. Currently, the maximum credit amount is set at $5.0 billion and the borrowing base is set at $2.65 billion, of which we had elected a commitment amount of $2.0 billion. As of December 31, 2018, we had $1.5 billion borrowings outstanding under our revolving credit facility, of which approximately $559.0 million was used by us to repay in full all borrowings under Energen's credit facility outstanding immediately prior to the effective time of the Energen merger. The borrowing base is subject to scheduled annual (and in some cases, semi-annual) and other elective borrowing base redeterminations based on our oil and natural gas reserves and other factors. We may reset the elected commitment amount in conjunction with each borrowing base redetermination. Any significant reduction in our borrowing base as a result of such borrowing base redeterminations or otherwise may negatively impact our liquidity and our ability to fund our operations and, as a result, may have a material adverse effect on our financial position, results of operation and cash flow. Further, if the outstanding borrowings under our revolving credit facility were to exceed the borrowing base as a result of any such redetermination, we would be required to repay the excess. We may not have sufficient funds to make such repayments. If we do not have sufficient funds and we are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.
Servicing our indebtedness requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial indebtedness, including the Notes.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. However, we cannot assure you that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. In the absence of such cash flows, we could have substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our revolving credit facility, the Indenture and the indentures governing our other senior notes restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of Exchange Notes.” Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations and have an adverse effect on our financial condition.
We may still be able to incur substantial additional indebtedness in the future, which could further exacerbate the risks that we and our subsidiaries face.
We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our revolving credit facility, the Indenture and the indentures governing our other senior notes restrict, but in each case do not completely prohibit, us from doing so. As of December 31, 2018, our borrowing base under our revolving credit facility was set at $2.65 billion, of which we had elected a commitment amount of $2.0 billion, and we had $1.5 billion of outstanding borrowings under this facility, of which approximately $559.0 million was used by us to repay in full all borrowings under Energen's credit facility outstanding immediately prior to the effective time of the Energen merger. As of December 31, 2018, Viper OpCo had $411.0 million in outstanding borrowings, and $144.0 million available for borrowing, under its revolving credit facility. In March 2019, Viper repaid a portion of the then outstanding borrowings under Viper OpCo's credit facility with the net proceeds of its underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million in outstanding borrowings and $398.0 million available for future borrowing under Viper OpCo's credit facility. The Indenture and the indentures governing the other senior notes also allow us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors. The Indenture and the indentures governing the other senior notes also allow us to incur certain other additional secured debt and allows us to have subsidiaries that do not guarantee the Notes or the other senior notes and which may incur additional debt, which would be structurally senior to the Notes or the other senior notes. In addition, the Indenture and the indentures governing the other senior notes do not prevent us from incurring other liabilities that do not constitute indebtedness. If we or a guarantor incur any additional indebtedness that ranks equally with the Notes (or with the guarantees thereof), including additional unsecured indebtedness or trade payables, the holders of that indebtedness will be entitled to share ratably with holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or a guarantor. See “Description of Exchange Notes.” If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.
If we experience liquidity concerns, we could face a downgrade in our debt ratings which could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.
Our ability to obtain financings and trade credit and the terms of any financings or trade credit is, in part, dependent on the credit ratings assigned to our debt by independent credit rating agencies. We cannot provide assurance that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances so warrant. Factors that may impact our credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities, liquidity, asset quality, cost structure, product mix and commodity pricing levels. A ratings downgrade could adversely impact our ability to access financings or trade credit and increase our borrowing costs.
Borrowings under our and Viper OpCo’s revolving credit facilities expose us to interest rate risk.
Our earnings are exposed to interest rate risk associated with borrowings under our revolving credit facility. The terms of our revolving credit facility provide for interest on borrowings at a floating rate equal to an alternative base rate (which is equal to the greatest of the prime rate, the Federal Funds effective rate plus 0.50% and 3-month LIBOR plus 1.0%) or LIBOR, in each case plus the applicable margin. The applicable margin ranges from 0.25% to 1.25% in the case of the alternative base rate and from 1.25% to 2.25% in the case of LIBOR, in each case depending on the amount of the loan outstanding in relation to the borrowing base. As of December 31, 2018, we had $1.5 billion borrowings outstanding under our revolving credit facility. Our weighted average interest rate on borrowings under our revolving credit facility was 4.10% on December 31, 2018. As of March 21, 2019, we had $1.8 billion of outstanding borrowings, and $173.5 million available for future borrowing, under our revolving credit facility. As of December 31, 2018, Viper OpCo had $411.0 million in outstanding borrowings and $144.0 million available for borrowing under Viper OpCo's revolving credit facility. In March 2019, Viper repaid a portion of its then outstanding borrowings under its revolving credit facility with the net proceeds from its underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million of outstanding borrowings and $398.0 million available for future borrowing under Viper OpCo's revolving credit facility. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations and financial condition.

We have capacity to make substantial restricted payments.
Under the Indenture, we are permitted, subject to certain limitations, to make restricted payments, which includes dividends, stock repurchases, restricted investments and certain other payments. As of December 31, 2018, we would have been able to make approximately $3.6 billion of restricted payments under the formula set forth in clause (4) of the first paragraph of the covenant described under the caption “Description of Exchange Notes—Certain Covenants—Restricted Payments,” subject to other limitations set forth in that covenant and in the covenants governing our other indebtedness, and limitations imposed by applicable law. Under clause (18) of the definition of the term Permitted Investments (as defined below), we will be permitted to contribute assets relating to midstream operations having a book value of up to the greater of 6.5% of Adjusted Consolidated Net Tangible Assets (as defined below) and $200 million to an unrestricted subsidiary in connection with a Qualified MLP IPO (as defined below). In addition, the

Indenture permits us to make other restricted payments in certain circumstances, some of which may be substantial. Also see “—Subsidiaries that hold significant assets are not guarantors.”
The restrictive covenants in the Indenture are subject to a number of important qualifications, exceptions and limitations, and are subject to amendment.
The restrictive covenants in the Indenture only apply to us and our restricted subsidiaries and are subject to a number of other important qualifications, exceptions and limitations. This means that the restrictions are not absolute prohibitions. We and our restricted subsidiaries may be able to engage in some of the restricted activities, such as incurring additional debt, securing assets in priority to the claims of the holders of the Notes, including the Exchange Notes, paying dividends, making investments, selling assets and entering into mergers or other business combinations, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. For example, beginning with the first quarter of 2018, we have paid quarterly cash dividends to our holders of common stock. Our unrestricted subsidiaries, including Rattler Operating, Tall City, Viper, Viper OpCo and Viper GP, may engage in such activities without material limitation under the Indenture. See “Description of Exchange Notes—Certain Covenants” and “—Subsidiaries that hold significant assets are not guarantors.” These actions could be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the Notes, including the Exchange Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes.
In addition, the restrictive covenants in the Indenture generally can be amended with the consent of holders of a majority of the Notes, including the Exchange Notes, and any such amendment would bind all holders of Notes, including ones that did not vote in favor of the amendment. Any such amendment could delete one or more restrictive covenants or add additional qualifications, exceptions or limitations.
The restrictive covenants in our revolving credit facility, the indentures governing our other senior notes and other debt instruments are also subject to a number of important qualifications, exceptions and limitations, and to amendment.
The restrictive covenants in our revolving credit facility only apply to us and certain of our subsidiaries and are subject to a number of other important qualifications, exceptions and limitations. We and our subsidiaries may be able to engage in some of the restricted activities, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants, and certain of our subsidiaries, including Viper, Viper OpCo and Viper GP, may engage in such activities without material limitation under our revolving credit facility. Further, the restrictive covenants in the revolving credit facility can be amended or waived without the consent of the holders of the Notes, and the lenders under the revolving credit facility may have interests that are opposed to the interests of the holders of the Notes. The restrictive covenants in Viper OpCo’s revolving credit facility are, and restrictive covenants, if any, in future debt instruments could be, subject to similar qualifications, exceptions, limitations, amendments and waivers.
The restrictive covenants in the indentures governing our other senior notes only apply to us and our restricted subsidiaries and are subject to a number of other important qualifications, exceptions and limitations. We and our restricted subsidiaries may be able to engage in some of the restricted activities, such as incurring additional debt, paying dividends, making investments, selling assets and entering into mergers or other business combinations, in limited amounts, or in certain circumstances, in unlimited amounts, notwithstanding the restrictive covenants. For example, beginning with the first quarter of 2018, we have paid quarterly cash dividends to holders of our common stock. Our unrestricted subsidiaries, including Rattler Operating, Tall City, Viper, Viper OpCo and Viper GP, may engage in such activities without material limitation under the indentures governing our other senior notes. Further, the restrictive covenants in the indentures governing our other senior notes can be amended or waived without the consent of the holders of the Notes, and holders of our other senior notes may have interests that are opposed to the interests of the holders of the Notes.
The actions permitted under our debt instruments may be detrimental to our ability to make payments of principal and interest when due and to comply with our other obligations under the Notes, including the Exchange Notes, and could reduce the amount of our assets that would be available to satisfy your claims should we default on the Notes. There can be no assurance that restrictive covenants in any other debt instrument will limit our activities.
Many of the covenants in the Indenture will be suspended if the Notes are rated investment grade by Standard & Poor’s and Moody’s and no default has occurred and is continuing.
Many of the covenants in the Indenture will be suspended if the Notes are rated investment grade by Standard & Poor’s and Moody’s, provided at such time no default or event of default has occurred and is continuing. These covenants will include restrictions on our ability to pay dividends, to incur debt and to enter into certain transactions. There can be no assurance that the Notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the Notes are subsequently downgraded below investment grade and the suspended covenants are reinstated. Please read “Description of Exchange Notes—Certain Covenants—Suspension of Covenants if Notes Rated Investment Grade.”
We face risks related to rating agency downgrades.
If one or more rating agencies either assign the Notes a rating lower than the rating expected by the investors, or reduce the rating in the future, the market price of the Notes, including the Exchange Notes, may be adversely affected, raising capital may become more difficult and borrowing costs under our revolving credit facility and other future borrowings may increase.
The Exchange Notes and the guarantees will be unsecured and effectively junior to the claims of any existing and future secured creditors to the extent of the value of the collateral pledged to such creditors.
The Exchange Notes will be unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations, including the Existing Notes and the 5.375% Notes. The September 2018 Notes are not, and the Exchange Notes will not be, secured by any of our assets and are effectively junior to the claims of any secured creditors and to the existing and future secured liabilities of our guarantor subsidiaries to the extent of the value of the assets securing the secured liabilities. Our obligations under our revolving credit facility are secured by substantially all of our proved oil and gas assets, and are made by or guaranteed by all of the subsidiaries that guarantee the September 2018 Notes and, when issued, will guarantee the Exchange Notes. As of December 31, 2018, we had $1.5 billion borrowings outstanding under our revolving credit facility. As of March 21, 2019, we had $1.8 billion of outstanding borrowings, and $173.5 million available for future borrowing, under our revolving credit facility. Our weighted average interest rate on borrowings under our revolving credit facility was 4.10% on December 31, 2018. Viper OpCo's weighted average interest rate on borrowings from its revolving credit facility was 4.34% during the year ended December 31, 2018. As of December 31, 2018, Viper OpCo had $411.0 million in outstanding borrowings, and $144.0 million available for borrowing, under its revolving credit facility. In March 2019, Viper repaid a portion of then outstanding borrowings under Viper OpCo's revolving credit facility with the net proceeds from its underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million of outstanding borrowings and $398.0 million available for future borrowing under Viper OpCo's revolving credit facility. We may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured. Any future claims of secured lenders, including the lenders under our revolving credit facility, with respect to assets securing their loans will be prior to any claim of the holders of the Notes, including the Exchange Notes, with respect to those assets. As a result, our assets may be insufficient to pay amounts due on the Notes, and holders of the Notes may receive less, ratably, than holders of secured indebtedness.
Fraudulent conveyance laws may allow courts, under specific circumstances, to void the September 2018 Notes or the Exchange Notes and require noteholders to return payments received.
The September 2018 Notes and the Exchange Notes may be subject to claims that they should be limited, subordinated or voided under applicable law in favor of our existing or future creditors. These laws include those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose or benefit, preservation of share capital, thin capitalization and defenses affecting the rights of creditors generally. The use of proceeds of the September 2018 Notes could increase these risks.
In general, under fraudulent conveyance and similar laws, a court might void or otherwise decline to enforce the September 2018 Notes or the Exchange Notes, or both, if it found that when we issued the September 2018 Notes, or, in certain instances, when payments became due under the September 2018 Notes or the Exchange Notes, we received less than reasonably equivalent value or fair consideration and one of the following is true:

•	we were insolvent or rendered insolvent by reason of such incurrence or subsequently became insolvent for other reasons;

•	we were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

•	we intended to, or believed or reasonably should have believed that we would, incur debts beyond our ability to pay such debts as they mature; or

•
we were a defendant in an action for money damages, or had a judgment for money damages docketed against us if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

A court might also void the September 2018 Notes or the Exchange Notes, or both, without regard to the above factors if such court found that we issued the September 2018 Notes or the Exchange Notes with actual intent to hinder, delay or defraud our creditors. A court could also find we did not substantially benefit directly or indirectly from the issuance of the September 2018 Notes or the Exchange Notes. As a general matter, value is given for a note if, in exchange for the note, property is transferred or a present or an antecedent debt is satisfied. A debtor generally may not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment, repay share premium or otherwise to retire or redeem equity securities issued by the debtor.
The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. In the event of a finding that a fraudulent conveyance or transfer has occurred, a court may void, or hold unenforceable, the September 2018 Notes or the Exchange Notes, or both, which could mean that you may not receive any payments on the 2018 Notes or the Exchange Notes and the court may direct you to repay any amounts that you have already received from us for the benefit of creditors. Furthermore, the holders of voided September 2018 Notes or Exchange Notes would cease to have any direct claim against us. Consequently, our assets would be applied first to satisfy our other liabilities, before any portion of our assets could be applied to the payment of the September 2018 Notes or the Exchange Notes. Sufficient funds to repay the September 2018 Notes and the Exchange Notes may not be available from other sources. Moreover, the voidance of the September 2018 Notes or the Exchange Notes could result in an event of default with respect to our other debt that could result in acceleration of such debt (if not otherwise accelerated due to insolvency or other proceeding).
The guarantees provided by the guarantors may not be enforceable and, under specific circumstances, federal and state courts may void the guarantees and require holders to return payments received from the guarantors.
Although the Exchange Notes will be guaranteed by our restricted subsidiaries, a court could void or subordinate any guarantor’s guarantee under federal or state fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that such guarantee was incurred with fraudulent intent or such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and either:

•	such guarantor was insolvent or rendered insolvent by reason of such incurrence or subsequently became insolvent for other reasons;

•	such guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•	such guarantor intended to, or believed or reasonably should have believed that it would, incur debts beyond its ability to pay such debts as they mature; or

•
such guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

In such event, any payment by a guarantor pursuant to its guarantee could be subordinated or voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors. The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmanned liabilities, is greater than such company’s property at fair valuation;

•
the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	the company could not pay its debts or contingent liabilities as they become due.
We have no assurance as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantees would not be voided or subordinated to any guarantor’s other debt. If such a case were to occur, the applicable guarantee could be subject to the claim that, since such guarantee was incurred for the benefit of the Company and only indirectly for the benefit of the guarantor, the obligations of such guarantor were incurred for less than fair consideration.
Each guarantee of the Notes contains a provision, referred to as the “savings clause,” designed to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there is some doubt as to whether this provision is effective to protect such guarantee from being voided under fraudulent transfer law. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found a “savings clause” provision in that case to be ineffective and held those guarantees to be fraudulent transfers and voided them in their entirety. In 2012, the United States Court of Appeals for the Eleventh Circuit upheld the bankruptcy court’s decision finding the savings clause to be ineffective.
If a guarantor’s guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the Notes will not have a claim against such guarantor and will only be a creditor of the Company and the remaining guarantors, if any, to the extent the guarantees of those guarantors are not set aside or found to be unenforceable. The Notes then would in effect be structurally subordinated to all liabilities of the guarantor whose guarantee was voided.
Changes in our credit ratings or the debt markets may adversely affect the market price of the Notes.
The market price for the Notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.
The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the Notes.
Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes.
Upon the occurrence of certain specified change of control events, holders of all of the Notes, including the Exchange Notes, will have the right to require us to purchase all or any part of such holders’ Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, and such change of control events may give rise to similar repurchase requirements under our other debt agreements or cause events of default under such agreements. There can be no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under the Notes and any such other agreements in the event of a change in control. In addition, the terms of our revolving credit facility or other indebtedness may prohibit us from repurchasing Notes upon a change of control. Our failure to purchase the Notes as required under the Indenture would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Notes. Additionally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”
We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Notes, including the Exchange Notes.
Legal uncertainty regarding what constitutes a specified change of control and the provisions of the Indenture may allow us to enter into transactions such as acquisitions, refinancings or recapitalizations that would not constitute a specified change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Notes, including the Exchange Notes. The definition of change of control for purposes of the Notes includes phrases relating to the transfer of “all or substantially all” of our assets (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly your ability to require us to repurchase Notes as result of a transfer of less than all of our assets to another person may be uncertain. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”
Subsidiaries that hold significant assets are not guarantors.
As of December 31, 2018, Ryder Scott attributed 63,136 MBOE of our estimated proved reserves to mineral interests currently held by Viper, which is an unrestricted subsidiary and is not a guarantor under the Indenture. The Notes are and will be structurally subordinated to debt and other liabilities of Viper, and Viper is permitted to sell equity interests or assets, incur debt and liens, and undertake other activities, in each case without having to comply with the negative covenants in the Indenture. As a result, we may not receive future cash flow attributable to Viper’s mineral interests, and those mineral interests will not be available to serve as a source of repayment of the Notes.
The Existing Notes are, and the Exchange Notes will be, structurally junior to indebtedness of our non-guarantor subsidiaries.
Holders of the Notes will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to claims of holders of Notes against those subsidiaries. In addition, the Indenture permits, subject to certain limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.
Each of Viper, Viper OpCo, Viper GP, each Rattler entity and Tall City is either is classified as an unrestricted subsidiary under the Indenture or is otherwise currently not required to guarantee the Notes under the terms of the Indenture, and therefore is not a guarantor of the Existing Notes and will not be a guarantor of the Exchange Notes.

Although Viper, Viper OpCo and Viper GP are not guarantors of our Notes, Viper OpCo is the borrower under a $555.0 million secured revolving credit facility, which is guaranteed by Viper and secured by substantially all the assets of Viper and Viper OpCo. Accordingly, claims of lenders under Viper OpCo’s revolving credit facility will effectively be senior to claims of holders of Notes against Viper and Viper OpCo. As of December 31, 2018, the borrowing base under Viper OpCo's revolving credit facility was set at $555.0 million, there was $411.0 million of outstanding borrowings and $144.0 million available for future borrowing under Viper OpCo's revolving credit facility. In March 2019, Viper repaid a portion of the then outstanding borrowings under Viper OpCo’s credit facility with the net proceeds of its underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million in outstanding borrowings, and $398.0 million available for future borrowing, under Viper OpCo’s revolving credit facility.
Rattler Operating, which is currently an unrestricted subsidiary under the Indenture, is a guarantor of our revolving credit facility. Accordingly, claims of lenders under our revolving credit facility will effectively be senior to claims of holders of Notes against Rattler Operating. Rattler LP and Rattler GP, which are currently restricted subsidiaries under the Indenture, are not guarantors of our revolving credit facility.
At December 31, 2018, our non-guarantor subsidiaries had $83 million of outstanding liabilities, including trade payables, but excluding intercompany obligations, Viper OpCo’s borrowings under its revolving credit facility, Viper’s guarantee thereof, and Rattler Operating’s guarantee of our revolving credit facility. Our non-guarantor subsidiaries generated 15.0% of our total revenues and $160 million of our adjusted EBITDA for the year ended December 31, 2018, of which the Rattler entities and Tall City generated 2% and $26 million.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $739.7 million, after deducting the initial purchasers’ discounts and offering expenses, but disregarding accrued interest, from the issuance of the September 2018 Notes, which we used to repay our outstanding borrowings under our revolving credit facility and for general corporate purposes, which included a portion of the cash consideration for the Ajax acquisition.
All borrowings outstanding under our revolving credit facility, together with all accrued and unpaid interest and fees, will be due and payable on November 1, 2022. As of the date of this prospectus, approximately $1.8 billion of borrowings was outstanding under our revolving credit facility, with a weighted average interest rate of 4.24%. The borrowings outstanding under our revolving credit facility were primarily used for general corporate purposes, including acquisitions of oil and gas assets. In connection with our repayment of a portion of our outstanding borrowings under our revolving credit facility, an affiliate of Wells Fargo Securities, LLC and certain other initial purchasers or their respective affiliates are lenders under our revolving credit facility received a portion of the proceeds the offering of the September 2018 Notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2018. You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, which is incorporated by reference into this prospectus.

As of December 31, 2018 (in thousands)
Actual
Cash and cash equivalents	$214,516

Long-term debt, including current maturities:
Revolving credit facility(1)	1,489,500
Viper revolving credit facility(2)	411,000
4.750% Senior Notes due 2024	1,250,000
5.375% Senior Notes due 2025	800,000
4.625% Notes due 2021	400,000
7.320% Medium-term Notes, Series A, due 2022	20,000
7.350% Medium-term Notes, Series A, due 2027	10,000
7.125% Medium-term Notes, Series B, due 2028	100,000
Unamortized debt issuance costs	(26,645)
Unamortized premium costs	10,483
Total long-term debt	4,464,338

Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 164,273,447 issued and outstanding	1,643
Additional paid-in capital	12,935,885
Accumulated deficit	761,833
Accumulated other comprehensive income	(74)
Total Diamondback Energy, Inc. stockholders’ equity	13,699,287
Noncontrolling interest	466,975
Total stockholders’ equity	14,166,262

Total capitalization	$18,630,600
_______________

(1)	As of the date hereof, there are $1.8 billion outstanding borrowings under our revolving credit facility, and we have available borrowing capacity of $173.5 million.

(2)
In March 2019, we repaid $313.5 million of borrowings outstanding under Viper OpCo's revolving credit facility with the net proceeds from Viper's underwritten public offering of common units completed on March 1, 2019 and, as of the date hereof, there were $157.0 million outstanding borrowings under Viper OpCo's revolving credit facility, and it has available borrowing capacity of $398.0 million.

RATIO OF EARNINGS (DEFICIT) TO FIXED CHARGES
The following table sets forth our ratios of earnings (deficit) to fixed charges for the periods indicated. We have calculated the ratio of earnings (deficit) to fixed charges by dividing the sum of income from continuing operations plus fixed charges by fixed charges. Fixed charges consist of interest expense. You should read these ratios in connection with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, which is incorporated by reference herein. The financial measures used in this table may not be comparable to similarly titled financial measures used in our various agreements, including our revolving credit facility and the indentures governing our senior notes.

	Year Ended December 31,
	2018	2017	2016(1)	2015(1)	2014
	(in thousands)
EARNINGS
Income (loss) from continuing operations	$1,010,788	$605,020	$(68,617)	$(740,269)	$212,670
Interest expense, net	87,276	40,554	40,684	41,510	34,514

Income (loss) before fixed charges	$1,098,064	$645,574	$(27,933)	$(698,759)	$247,184

FIXED CHARGES
Interest expense, net	$87,276	$40,554	$40,684	$41,510	$34,514

Total fixed charges	$87,276	$40,554	$40,684	$41,510	$34,514

Earnings/fixed charge coverage ratio	12.6	15.9	(0.7)	(16.8)	7.2
_______________

(1)
Earnings for the years ended December 31, 2016 and December 31, 2015 were insufficient to cover fixed charges by $68.6 million and $740.3 million, respectively. Ratios for the years ended December 31, 2016 and December 31, 2015 include the effects of impairments on oil and gas properties of $245.5 million and $814.8 million, respectively. Excluding the impact of the impairments of oil and gas properties, the earnings/fixed charge coverage ratio for the years ended December 31, 2016 and December 31, 2015 would have been 5.3 and 2.8, respectively.

THE EXCHANGE OFFER
Purpose and Effect of this Exchange Offer
In connection with the issuance of the September 2018 Notes, we entered into a registration rights agreement that provides for the Exchange Offer, or the registration rights agreement. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the registration rights agreement. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement we agreed that we would, subject to certain exceptions:

•
file a registration statement (the “Exchange Offer Registration Statement”) within 180 days after the closing of the offering of the September 2018 Notes, as applicable, enabling holders of the September 2018 Notes to exchange the privately placed September 2018 Notes for publicly registered Exchange Notes with substantially identical terms;

•
use our commercially reasonable efforts to cause the registration statement relating to the Exchange Notes to become effective within 360 days after the closing of the offering of the September 2018 Notes and to complete the Exchange Offer within 30 business days after such registration statement becomes effective; and

•	file a shelf registration statement for the resale of the September 2018 Notes if we cannot effect an Exchange Offer within the time periods listed above and in certain other circumstances.
For each September 2018 Initial Note tendered to us pursuant to the Exchange Offer, we will issue to the holder of such September 2018 Note an Exchange Note having a principal amount equal to that of the surrendered September 2018 Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the September 2018 Note surrendered in exchange therefor, or, if no interest has been paid on such September 2018 Note, from the date of its original issue.
Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the completion of the Exchange Offer without further registration under the Securities Act, if the holder of the Exchange Notes represents to us in the Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the September 2018 Notes) with this prospectus contained in the registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the registration statement in connection with the resale of such Exchange Notes for 180 days following the effective date of the registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus). Each broker-dealer that receives the Exchange Notes for its own account in exchange for the September 2018 Notes, where such September 2018 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
A holder of September 2018 Notes (other than certain specified holders) who wishes to exchange the September 2018 Notes for the Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer; or

(2)
we are notified prior to the 20th business day following consummation of the Exchange Offer that certain holders are prohibited by law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus, or are broker-dealers and own the September 2018 Notes acquired directly from us or one of our affiliates.

then, upon written request we will, subject to certain exceptions:

(A)
file a shelf registration statement with the SEC covering resales of the Entitled Securities (as defined below) by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement; and

(B)
use our commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 120 days after such obligation arises, subject to certain exceptions.

For purposes of the preceding, for the Exchange Offer, “Entitled Securities” means each 2018 Note and each Exchange Note until the earliest to occur of:

(1)	the date on which such 2018 Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer;

(2)
following the exchange by a broker-dealer in the Exchange Offer of a 2018 Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the registration statement relating to the Exchange Notes;

(3)	the date on which such 2018 Note or Exchange Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

(4)	the date on which such 2018 Note or Exchange Note is disposed of to the public pursuant to Rule 144 under the Securities Act.
We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement upon the request of such holder, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Entitled Securities. A holder selling such Entitled Securities pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement (including certain indemnification obligations).
We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the Entitled Securities by the holder as we may from time to time reasonably require for the inclusion of the holder in the shelf registration statement, including requiring the holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any holder as a selling security holder that fails to provide us with such information.
If:

(1)	we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

(2)	any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness;

(3)
the Company and the Guarantors fail to consummate the registered Exchange Offer on or prior to 30 business days, or longer, if required by applicable securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC; or

(4)
the shelf registration statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable for more than 30 days in connection with resales of Entitled Securities during the periods specified in the registration rights agreement (each such event referred to in the foregoing clauses (1) through (4), a “registration default”), we will pay special cash interest to each holder of Entitled Securities under the Exchange Offer until all registration defaults have been cured.

With respect to the first 90-day period immediately following the occurrence of the first registration default, special interest will be paid in an amount equal to 0.25% per annum of the principal amount of Entitled Securities outstanding. The amount of the special interest will increase by an additional 0.25% per annum with respect to each subsequent 90-

day period until all registration defaults have been cured, up to a maximum amount of special interest for all registration defaults of 0.50% per annum of the principal amount of the Entitled Securities outstanding.
All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any special interest pursuant to the registration rights agreement.
If we effect the Exchange Offer, we will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that we have accepted all September 2018 Notes theretofore validly tendered in accordance with the terms of the Exchange Offer. September 2018 Notes will be validly tendered if tendered in accordance with the terms of the Exchange Offer as detailed under “—Procedures for Tendering September 2018 Notes.”
Background of the Exchange Offer
On September 25, 2018, we issued $750.0 million in aggregate principal amount of the September 2018 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The September 2018 Notes were issued as additional securities under the Indenture. On October 28, 2016, we issued $500.0 million aggregate principal amount of our 4.750% Senior Notes due 2024, pursuant to the Indenture, or the October 2016 Notes, all of which were exchanged for substantially identical notes registered under the Securities Act, or the Initial Notes, on July 27, 2017. The terms of the Exchange Notes will be identical in all material respects to the terms of the September 2018 Notes, respectively, except for transfer restrictions and registration rights that will not apply to the Exchange Notes and different administrative terms. The first interest payment date with respect to the September 2018 Notes was November 1, 2018. Interest on the Exchange Notes will accrue from the last interest payment date with respect to the September 2018 Notes and will be paid on the next interest payment date following the issuance of the Exchange Notes. The Exchange Notes will mature on November 1, 2024.

In order to exchange your September 2018 Notes for the Exchange Notes containing no transfer restrictions in the Exchange Offer, you will be required to make the following representations:

•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes;

•
you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes; and

•
if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for September 2018 Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any September 2018 Notes validly tendered and not validly withdrawn in the Exchange Offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the Exchange Offer. September 2018 Notes will be validly tendered and not validly withdrawn if they are tendered in accordance with the terms of the Exchange Offer as detailed under “—Procedures for Tendering September 2018 Notes” and not withdrawn in accordance with the terms of the Exchange Offer as detailed under “—Withdrawal of Tenders.” We expressly reserve the right to delay acceptance, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, of any of the tendered September 2018 Notes or terminate the Exchange Offer and not accept for exchange any tendered September 2018 Notes not already accepted if any condition set forth under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with the securities laws or changes in any applicable law.

If you tender your September 2018 Notes, you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of the September 2018 Notes other than as described under the caption "—Transfer Taxes" or as set forth in the letter of transmittal.
Expiration Date; Extensions; Termination; Amendments
The Exchange Offer will expire at midnight, New York City time, on August 12, 2019, unless we extend it. We expressly reserve the right to extend the Exchange Offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the scheduled expiration date. During any extension of the Exchange Offer, all September 2018 Notes previously tendered under the Exchange Offer, not validly withdrawn and not accepted for exchange will remain subject to the Exchange Offer and may be accepted for exchange by us.
To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

•	waive any condition of the Exchange Offer; and

•	amend any terms of the Exchange Offer.
Any waiver of any condition of or amendment to the Exchange Offer will apply to all September 2018 Notes tendered for the Exchange Offer, regardless of when or in what order the September 2018 Notes were tendered. If we make a material change in the terms of the Exchange Offer or if we waive a material condition of the Exchange Offer, we will disseminate additional exchange offer materials to the holders of the September 2018 Notes, and we will extend, if necessary, the expiration date of the Exchange Offer such that at least five business days remain in the Exchange Offer following notice of the material change.
We expressly reserve the right, in our sole discretion, to terminate the Exchange Offer if any of the conditions set forth under “—Conditions to the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the Exchange Offer, we will give immediate notice to the exchange agent, and all September 2018 Notes previously tendered under the Exchange Offer and not accepted for exchange will be returned promptly to the tendering holders.
In the event that the Exchange Offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of September 2018 Notes who have validly tendered their September 2018 Notes under the Exchange Offer. We will return any September 2018 Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder, or, in the case of the September 2018 Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering September 2018 Notes—Book-Entry Transfer,” such September 2018 Notes will be credited to the account maintained at such book-entry transfer facility from which such September 2018 Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the Exchange Offer.
Resale of the Exchange Notes
Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer in exchange for the September 2018 Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.
If you tender September 2018 Notes in the Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on those interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and comply with the requirements discussed below.
Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the September 2018 Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for September 2018 Notes, where such September 2018 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.
Acceptance of September 2018 Notes for Exchange
We will accept for exchange September 2018 Notes validly tendered pursuant to the Exchange Offer, or defectively tendered, if such defect has been waived by us, after the later of:

•	the expiration date of the Exchange Offer; and

•	the satisfaction or waiver of the conditions specified below under “—Conditions to the Exchange Offer.”
Except as specified above, we will not accept September 2018 Notes for exchange subsequent to the expiration date of the Exchange Offer. Tenders of September 2018 Notes will be accepted only in aggregate principal amounts equal to $2,000 or integral multiples, of $1,000 in excess thereof.
We expressly reserve the right, in our sole discretion, to:

•
delay acceptance for exchange of September 2018 Notes tendered under the Exchange Offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•
terminate the Exchange Offer and not accept for exchange any September 2018 Notes, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with the securities laws or changes in any applicable law.

In all cases, the Exchange Notes will be issued only after receipt by the exchange agent prior to the expiration of the Exchange Offer of (i) certificates representing September 2018 Notes, or confirmation of book-entry transfer, (ii) a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, and (iii) any other required documents in accordance with instructions set forth under “—Procedures for Tendering September 2018 Notes” and in the letter of transmittal provided with this prospectus. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered September 2018 Notes, or defectively tendered September 2018 Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of September 2018 Notes accepted for exchange after the exchange agent receives the Exchange Notes.
If we delay acceptance for exchange of validly tendered September 2018 Notes or we are unable to accept for exchange validly tendered September 2018 Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered September 2018 Notes, without prejudice to our rights described in this prospectus under the captions “—Expiration Date; Extensions; Termination; Amendments,” “—Conditions to the Exchange Offer” and “—Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
If any tendered September 2018 Notes are not accepted for exchange, or if certificates are submitted evidencing more September 2018 Notes than those that are tendered, certificates evidencing September 2018 Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the September 2018 Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering September 2018 Notes—Book-Entry Transfer,” such September 2018 Notes will be credited to the account maintained at such book-entry transfer facility from which such September 2018 Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the exchange date or the termination of the Exchange Offer.
Tendering holders of September 2018 Notes exchanged in the Exchange Offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their September 2018 Notes other than as described under the caption “—Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the Exchange Offer.
Procedures for Tendering September 2018 Notes
Any beneficial owner whose September 2018 Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender September 2018 Notes should contact such registered holder promptly and instruct such registered holder to tender September 2018 Notes on such beneficial owner’s behalf. If you are a beneficial holder and you wish to tender your September 2018 Notes on your own behalf, you must, prior to delivering the letter of transmittal and your September 2018 Notes to the exchange agent, either make appropriate arrangements to register ownership of your September 2018 Notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Tender of September 2018 Notes Held Through The Depository Trust Company
The exchange agent and The Depository Trust Company, or DTC, have confirmed that the Exchange Offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer September 2018 Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
The term “agent’s message” means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent’s message states that DTC has received an express acknowledgment from the participant in DTC tendering September 2018 Notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.
Tender of September 2018 Notes Held in Physical Form
For a holder to validly tender September 2018 Notes held in physical form:

•
the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

•
the exchange agent must receive certificates for tendered September 2018 Notes at such address, or such September 2018 Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the Exchange Offer.

Letters of transmittal and September 2018 Notes should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.
The method of delivery of September 2018 Notes, letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering September 2018 Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the Exchange Offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of September 2018 Notes will be accepted.
Signature Guarantees
A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the September 2018 Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
If the letter of transmittal is signed by a person other than the registered holder of any September 2018 Notes, the September 2018 Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the September 2018 Notes and an eligible institution must guarantee the signature on the bond power.
If the letter of transmittal or any September 2018 Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.
Book-Entry Transfer
The exchange agent will seek to establish a new account or utilize an existing account with respect to the September 2018 Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the September 2018 Notes may make book-entry delivery of September 2018 Notes by causing the book-entry transfer facility to transfer such September 2018 Notes into the exchange agent’s account. However, although delivery of September 2018 Notes may be effected through book-entry transfer into the exchange agent’s account at a book-entry transfer facility, a letter of transmittal, properly completed and duly executed or a manually signed facsimile thereof, in accordance with instructions set forth under “—Procedures for Tendering September 2018 Notes” and in the letter of transmittal provided with this prospectus, must be received by the exchange agent at its address set forth in this prospectus on or prior to the expiration date of the Exchange Offer. The confirmation of a book-entry transfer of September 2018 Notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.
Other Matters
Exchange Notes will be issued in exchange for September 2018 Notes accepted for exchange only after receipt by the exchange agent prior to expiration of the Exchange Offer of:

•	certificates for, or a timely book-entry confirmation with respect to, your September 2018 Notes;

•	a letter of transmittal properly completed and duly executed or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•
any other documents required by the letter of transmittal; all the above in accordance with instructions set forth under “—Procedures for Tendering September 2018 Notes,” and in the letter of transmittal provided with this prospectus.

We will decide all questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of September 2018 Notes, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of September 2018 Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of September 2018 Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular September 2018 Notes.
Unless waived by us, any defect or irregularity in connection with tenders of September 2018 Notes must be cured within the time that we determine. Tenders of September 2018 Notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of September 2018 Notes, or will incur any liability to holders of September 2018 Notes for failure to give any such notice.
By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•
if you are a broker-dealer that will receive the Exchange Notes for your own account in exchange for September 2018 Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•
you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the September 2018 Notes, where such September 2018 Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw your tender of September 2018 Notes at any time prior to the expiration date of the Exchange Offer.

For a withdrawal to be effective:

•	the exchange agent must receive a written or facsimile transmission of your notice of withdrawal at the address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program.
Any notice of withdrawal must:

•	specify the name of the person who tendered the September 2018 Notes to be withdrawn; and

•	identify the September 2018 Notes to be withdrawn, including the principal amount of the September 2018 Notes to be withdrawn.
If certificates for the September 2018 Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.
If the September 2018 Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn September 2018 Notes and otherwise comply with the procedures of DTC.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any September 2018 Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offer.
We will return any September 2018 Notes that have been tendered for exchange but that are not exchanged to their holder without cost to the holder. In the case of September 2018 Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those September 2018 Notes will be credited to an account maintained with DTC for the September 2018 Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the Exchange Offer. You may re-tender properly withdrawn September 2018 Notes by following one of the procedures described under “—Procedures for Tendering September 2018 Notes” at any time on or prior to the expiration date of the Exchange Offer.
Conditions to the Exchange Offer
Despite any other term of the Exchange Offer, we will not be required to accept for exchange any September 2018 Notes and we may terminate or amend the Exchange Offer as provided in this prospectus before the expiration of the Exchange Offer if in our reasonable judgment:

•
the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the Exchange Offer, or the making of any exchange by a holder of September 2018 Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•
any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that would reasonably be expected to impair our ability to proceed with the Exchange Offer; or

•
all governmental approvals necessary for the consummation of the Exchange Offer have not been obtained. Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the Exchange Offer.

We will not be obligated to accept for exchange the September 2018 Notes of any holder that has not made to us:

•	the representations described under the captions “—Procedures for Tendering September 2018 Notes” and “Plan of Distribution”; and

•
any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the Exchange Offer is open. Consequently, we may delay acceptance of any September 2018 Notes, subject to Rule 14e-1(c) under the Exchange Act, by giving oral or written notice of an extension to their holders. During an extension, all September 2018 Notes previously tendered under the extended Exchange Offer will remain subject to the Exchange Offer, and we may accept them for exchange. We will return any September 2018 Notes that we do not accept for exchange without expense to their tendering holder promptly after the expiration or termination of the Exchange Offer.
We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any September 2018 Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the September 2018 Notes in accordance with the requirements of Rule 14e-1(d) of the Exchange Act. If we amend the Exchange Offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law to the holders of the September 2018 Notes. In the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend, if necessary, the expiration date of the Exchange Offer such that at least five business days remain in the Exchange Offer following notice of the material change.
We may assert these conditions regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.
We will not accept for exchange any September 2018 Notes tendered, and will not issue the Exchange Notes in exchange for any September 2018 Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer and exchange of September 2018 Notes pursuant to the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

•
delivery of the Exchange Notes, or certificates for September 2018 Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the September 2018 Notes tendered;

•	tendered certificates for September 2018 Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of September 2018 Notes under the Exchange Offer.

Accounting Treatment
We will record the Exchange Notes at the same carrying values as the September 2018 Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss on the exchange of notes for accounting purposes. We will amortize the expenses of the Exchange Offer over the term of the Exchange Notes.
Consequences of Failure to Exchange
If you do not exchange your September 2018 Notes for the Exchange Notes in the Exchange Offer, you will remain subject to restrictions on transfer of the September 2018 Notes:

•
as set forth in the legend printed on the September 2018 Notes as a consequence of the issuance of the September 2018 Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of the September 2018 Notes.
In general, you may not offer or sell the September 2018 Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the September 2018 Notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the Exchange Offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the Exchange Offer.
If you tender September 2018 Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes:

•	you cannot rely on the applicable interpretations of the SEC; and

•
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent
Wells Fargo Bank, National Association has been appointed as exchange agent for the Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for September 2018 Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:
Wells Fargo Bank, National Association
Attn: Corporate Trust Operations
600 S. 4th Street
MAC: N9300-070
Minneapolis, Minnesota 55415

Holders can inquire about the exchange of the September 2018 Notes by calling Wells Fargo Bank, National Association at 1-800-344-5128. Please refer to the CUSIP number when making inquiries.
Delivery of a letter of transmittal to an address other than as shown above does not constitute valid delivery of such letter of transmittal.
Other
Participation in the Exchange Offer is voluntary, and you should carefully consider whether to exchange the September 2018 Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.
We may in the future seek to acquire untendered September 2018 Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this Exchange Offer. We have no present plans to acquire any September 2018 Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered September 2018 Notes.

DESCRIPTION OF OTHER INDEBTEDNESS
Our Revolving Credit Facility
Our credit agreement dated November 1, 2013, as amended and restated, with a syndicate of banks, including Wells Fargo Bank, National Association, or Wells Fargo, as administrative agent, and its affiliate Wells Fargo Securities, LLC, as sole book runner and lead arranger, provides for a revolving credit facility in the maximum credit amount of $5.0 billion, subject to a borrowing base based on our oil and natural gas reserves and other factors, which we refer to as the borrowing base. The borrowing base is scheduled to be redetermined, under certain circumstances, annually with an effective date of May 1st, and, under certain circumstances, semi-annually with effective dates of May 1st and November 1st. In addition, we and Wells Fargo each may request up to two interim redeterminations of the borrowing base during any 12-month period. As of December 31, 2018, the borrowing base was set at $2.65 billion, we had elected a commitment amount of $2.0 billion and we had borrowings of $1.5 billion outstanding under the revolving credit facility, of which approximately $559.0 million was used by us to repay in full all borrowings under Energen's credit facility outstanding prior to the effective time of the Energen merger.
Diamondback O&G LLC is the borrower under our credit agreement. As of December 31, 2018, the credit agreement is guaranteed by us, Diamondback E&P LLC, Rattler Operating and the Energen entities and will also be guaranteed by any of our future subsidiaries that are classified as restricted subsidiaries under the credit agreement. The credit agreement is also secured by substantially all of our assets and the assets of Diamondback O&G LLC and the guarantors.
The outstanding borrowings under the credit agreement bear interest at a per annum rate elected by us that is equal to an alternative base rate (which is equal to the greatest of the prime rate, the Federal Funds effective rate plus 0.50% and 3-month LIBOR plus 1.0%) or LIBOR, in each case plus the applicable margin. The applicable margin ranges from 0.25% to 1.25% in the case of the alternative base rate and from 1.25% to 2.25% in the case of LIBOR, in each case depending on the amount of loans and letters of credit outstanding in relation to the commitment, which is defined as the least of the maximum credit amount, the borrowing base and the elected commitment amount. We are obligated to pay a quarterly commitment fee ranging from 0.375% to 0.500% per year on the unused portion of the borrowing base, which fee is also dependent on the amount of loans and letters of credit outstanding in relation to the commitment. Loan principal may be optionally repaid from time to time without premium or penalty (other than customary LIBOR breakage), and is required to be repaid (a) to the extent the loan amount exceeds the commitment or the borrowing base, whether due to a borrowing base redetermination or otherwise (in some cases subject to a cure period), (b) in an amount equal to the net cash proceeds from the sale of property when a borrowing base deficiency or event of default exists under the credit agreement and (c) at the maturity date of November 1, 2022.

The credit agreement contains various affirmative, negative and financial maintenance covenants. These covenants, among other things, limit additional indebtedness, additional liens, sales of assets, mergers and consolidations, dividends and distributions, transactions with affiliates and entering into certain swap agreements and require the maintenance of the financial ratios described below.

Financial covenant	Required ratio
Ratio of total debt to EBITDAX	Not greater than 4.0 to 1.0
Ratio of current assets to liabilities, as defined in the credit agreement	Not less than 1.0 to 1.0

The covenant prohibiting additional indebtedness allows for the issuance of unsecured debt in the form of senior or senior subordinated notes if no default would result from the incurrence of such debt after giving effect thereto and if, in connection with any such issuance, the borrowing base is reduced by 25% of the stated principal amount of each such issuance.
As of December 31, 2018, we were in compliance with all financial covenants under our revolving credit facility. The lenders may accelerate all of the indebtedness under our revolving credit facility upon the occurrence and during the continuance of any event of default. The credit agreement contains customary events of default, including non-payment, breach of covenants, materially incorrect representations, cross-default, bankruptcy and change of control. With certain specified exceptions, the terms and provisions of our revolving credit facility generally may be amended with the consent of the lenders holding a majority of the outstanding loans or commitments to lend.
Viper OpCo Credit Facility
On July 8, 2014, Viper entered into a secured revolving credit agreement, or revolving credit facility, with Wells Fargo, as administrative agent, certain other lenders, and Viper OpCo, as guarantor. On May 8, 2018, Viper OpCo assumed all liabilities as borrower under the credit agreement and Viper became a guarantor of the credit agreement. On July 20, 2018, Viper OpCo, Viper, Wells Fargo and the other lenders amended and restated the credit agreement to reflect the assumption by Viper OpCo. The credit agreement, as amended and restated, provides for a revolving credit facility in the maximum credit amount of $2.0 billion and a borrowing base based on Viper’s oil and natural gas reserves and other factors of $555.0 million, subject to scheduled semi-annual and other borrowing base redeterminations. The borrowing base is scheduled to be re-determined semi-annually with effective dates of May 1st and October 26th. In addition, Viper OpCo and Wells Fargo each may request up to three interim redeterminations of the borrowing base during any 12-month period. As of December 31, 2018, the borrowing base was set at $555.0 million, and Viper OpCo had $411.0 million of outstanding borrowings and $144.0 million available for future borrowings under its revolving credit facility. In March 2019, Viper repaid a portion of the outstanding borrowings under Viper OpCo's revolving credit facility with the net proceeds from Viper's underwritten public offering of common units completed on March 1, 2019 and, as of March 21, 2019, there was $157.0 million in outstanding borrowings and $398.0 million available for future borrowings under this revolving credit facility.
The outstanding borrowings under Viper OpCo’s credit agreement bear interest at a per annum rate elected by Viper OpCo that is equal to an alternate base rate (which is equal to the greatest of the prime rate, the Federal Funds effective rate plus 0.5% and 3-month LIBOR plus 1.0%) or LIBOR, in each case plus the applicable margin. The applicable margin ranges from 0.75% to 1.75% per annum in the case of the alternate base rate and from 1.75% to 2.75% per annum in the case of LIBOR, in each case depending on the amount of loans and letters of credit outstanding in relation to the commitment, which is defined as the lesser of the maximum credit amount and the borrowing base. Viper OpCo is obligated to pay a quarterly commitment fee ranging from 0.375% to 0.500% per year on the unused portion of the commitment, which fee is also dependent on the amount of loans and letters of credit outstanding in relation to the commitment. Loan principal may be optionally repaid from time to time without premium or penalty (other than customary LIBOR breakage), and is required to be repaid (a) to the extent the loan amount exceeds the commitment or the borrowing base, whether due to a borrowing base redetermination or otherwise (in some cases subject to a cure period), (b) in an amount equal to the net cash proceeds from the sale of property when a borrowing base deficiency or event of default exists under the credit agreement and (c) at the maturity date of November 1, 2022.The loan is secured by substantially all of the assets of Viper and Viper OpCo.

The Viper OpCo credit agreement contains various affirmative, negative and financial maintenance covenants. These covenants, among other things, limit additional indebtedness, additional liens, sales of assets, mergers and consolidations, dividends and distributions, transactions with affiliates and entering into certain swap agreements and require the maintenance of the financial ratios described below.

Financial covenant	Required ratio
Ratio of total debt to EBITDAX	Not greater than 4.0 to 1.0
Ratio of current assets to liabilities, as defined in the credit agreement	Not less than 1.0 to 1.0

The covenant prohibiting additional indebtedness allows for the issuance of unsecured debt of up to $400.0 million in the form of senior unsecured notes and, in connection with any such issuance, the reduction of the borrowing base by 25% of the stated principal amount of each such issuance. A borrowing base reduction in connection with such issuance may require a portion of the outstanding principal of the loan to be repaid.

As of December 31, 2018, Viper OpCo was in compliance with all financial covenants under this revolving credit facility, as then in effect. The lenders may accelerate all of the indebtedness under Viper OpCo’s revolving credit facility upon the occurrence and during the continuance of any event of default. The credit agreement contains customary events of default, including non-payment, breach of covenants, materially incorrect representations, cross-default, bankruptcy and change of control. There are no cure periods for events of default due to non-payment of principal and breaches of negative and financial covenants, but non-payment of interest and breaches of certain affirmative covenants are subject to customary cure periods.

4.750% Senior Notes due 2024

On October 28, 2016, we issued $500.0 million in aggregate principal amount of 4.750% Senior Notes due 2024, which we refer to in this prospectus as the October 2016 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act under an indenture among us, our subsidiary guarantors and Wells Fargo Bank, National Association as the trustee, which we refer to as the Indenture, all of which were exchanged for substantially identical notes that were registered under the Securities Act, or the Initial Notes, on July 27, 2017. On September 25, 2018, we issued $750.0 million aggregate principal amount of new 4.750% senior notes due 2024 which we refer to as the September 2018 Notes and, together with the Initial Notes, as the Existing Notes), as additional notes under, and subject to the terms of, the Indenture. We received approximately $740.7 million in net proceeds, after deducting the initial purchasers’ discount and our estimated offering expenses, but disregarding accrued interest, from the issuance of the September 2018 Notes. We used a portion of the net proceeds from the issuance of the September 2018 Notes to repay a portion of the outstanding borrowings under our revolving credit facility and the balance for general corporate purposes, including funding a portion of the cash consideration for the Ajax acquisition.

The Existing Notes bear interest at a rate of 4.750% per annum, payable semi-annually, in arrears on May 1 and November 1 of each year, and will mature on November 1, 2024. All of our existing and future restricted subsidiaries that guarantee our revolving credit facility or certain other debt guarantee the Existing Notes; provided, however, that the Existing Notes are not guaranteed by Viper, Viper GP, Viper OpCo, the Rattler entities or Tall City, and will not be guaranteed by any of our future unrestricted subsidiaries. For additional information regarding the Existing Notes and the Exchange Notes offered pursuant to this prospectus, see "Description of the Exchange Notes."

5.375% Senior Notes due 2025

On December 20, 2016, we issued $500.0 million in aggregate principal amount of 5.375% Senior Notes due 2025, which we refer to as the December 2016 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons in accordance with Regulation S under the Securities Act under an indenture among us, our subsidiary guarantors and Wells Fargo, as the trustee. On January 29, 2018, we issued an additional $300.0 million in aggregate principal amount of 5.375% Senior Notes due 2025, which we refer to as the January 2018 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain

non-U.S. persons in accordance with Regulation S under the Securities Act. The January 2018 Notes were issued as additional securities under the indenture governing the 5.375% Notes. All of the December 2016 Notes and substantially all of the January 2018 Notes were subsequently exchanged for notes having substantially identical terms except that such exchange notes were registered under the Securities Act, which notes, together with the January 2018 Notes that were not exchanged in the applicable exchange offer, are collectively referred to herein as the 5.375% Notes.

The 5.375% Notes bear interest at the rate of 5.375% per annum, payable semi-annually, in arrears on May 31 and November 30 of each year, and will mature on May 31, 2025. The indenture governing the 5.375% Notes requires us to cause a guarantee of the 5.375% Notes to be provided by any restricted subsidiary that guarantees any of our indebtedness or any indebtedness of a guarantor or that is a domestic subsidiary and is an obligor with respect to any indebtedness under any credit facility. The 5.375% Notes are not guaranteed by Viper, Viper GP, Viper OpCo, Rattler Operating or Tall City, which are unrestricted subsidiaries under the indenture governing the 5.375% Notes, and will not be guaranteed by any future subsidiaries that are unrestricted subsidiaries under the indenture governing the 5.375% Notes. The 5.375% Notes are not guaranteed by Rattler LP or Rattler GP, which are restricted subsidiaries under the indenture governing the 5.375% Notes but are unrestricted under our revolving credit facility and do not guarantee indebtedness under our revolving credit facility.

The indenture governing the 5.375% Notes contains certain covenants that, subject to certain exceptions and qualifications, among other things, limit our ability and the ability of our subsidiaries that are classified as restricted subsidiaries under the indenture governing the 5.375% Notes to incur or guarantee additional indebtedness, make certain investments, declare or pay dividends or make other distributions on, or redeem or repurchase, capital stock, prepay subordinated indebtedness, sell assets including capital stock of subsidiaries, agree to payment restrictions affecting our restricted subsidiaries, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into transactions with affiliates, incur liens, engage in business other than the oil and natural gas business and designate certain of our subsidiaries as unrestricted subsidiaries.

If we experience certain kinds of changes of control or if it sells certain of its assets, in certain circumstances holders of the 5.375% Notes may have the right to require that we repurchase their 5.375% Notes. We may on any one or more occasions redeem all or a part of the 5.375% Notes at any time on or after May 31, 2020 at the redemption prices (expressed as percentages of principal amount) of 104.031% for the 12-month period beginning on May 31, 2020, 102.688% for the 12-month period beginning on May 31, 2021, 101.344% for the 12-month period beginning on May 31, 2022 and 100.000% beginning on May 31, 2023 and at any time thereafter, in each case with any accrued and unpaid interest and special interest, if any, to the date of redemption. Prior to May 31, 2020, we may on any one or more occasions redeem all or a portion of the 5.375% Notes at a price equal to 100% of the principal amount of the 5.375% Notes plus a “make-whole” premium and accrued and unpaid interest and special interest, if any to the redemption date. In addition, any time prior to May 31, 2020, we may on any one or more occasions redeem the 5.375% Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the 5.375% Notes issued prior to such date at a redemption price of 105.375%, plus accrued and unpaid interest, and special interest, if any, to the redemption date, with an amount equal to the net cash proceeds from certain equity offerings.

Energen Notes

At the effective time of the Energen merger, Energen became our wholly owned subsidiary and remained the issuer of an aggregate principal amount of $530.0 million in notes, which we refer to as the Energen Notes, issued under an indenture dated September 1, 1996 with The Bank of New York as Trustee, which we refer to as the Energen Indenture. The Energen Notes consist of: (a) $400.0 million aggregate principal amount of 4.625% senior notes due on September 1, 2021, (b) $100.0 million of 7.125% notes due on February 15, 2028, (c) $20.0 million of 7.320% notes due on July 28, 2022, and (d) $10.0 million of 7.35% notes due on July 28, 2027.

The Energen Notes are the senior unsecured obligations of Energen and, post-merger, Energen, as our wholly owned subsidiary, continues to be the sole issuer and obligor under the Energen Notes. The Energen Notes rank equally in right of payment with all other senior unsecured indebtedness of Energen, including any unsecured guaranties by Energen of our indebtedness, and are effectively subordinated to Energen’s senior secured indebtedness, including

Energen’s secured guaranty of all borrowings and other obligations under our revolving credit facility, to the extent of the value of the collateral securing such indebtedness.

The Energen Indenture contains certain covenants that, subject to certain exceptions and qualifications, limit Energen’s ability to incur or suffer to exist liens, to enter into sale and leaseback transactions, to consolidate with or merge into any other entity, and to convey, transfer or lease its properties and assets substantially as an entirety to any person or entity. The Energen Indenture does not include a restriction on the payment of dividends.

On November 29, 2018, Energen guaranteed the Company’s indebtedness under its credit facility and granted a lien on certain of its assets to secure such indebtedness, and on December 21, 2018, Energen’s subsidiaries guaranteed the Company’s indebtedness under its credit agreement and granted liens on certain of their assets to secure such indebtedness. As a result of such guarantees, under the terms of the Indenture and the indenture governing the 5.375% Notes, Energen also guaranteed the Notes and the 5.375% Notes.

DESCRIPTION OF EXCHANGE NOTES
On October 28, 2016, we issued $500.0 million aggregate principal amount of our 4.750% Senior Notes due 2024, pursuant to the Indenture, or the October 2016 Notes, all of which were exchanged for substantially identical notes registered under the Securities Act, or the Initial Notes, on July 27, 2017. On September 25, 2018, we issued $750.0 million in aggregate principal amount of the September 2018 Notes, to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The September 2018 Notes were issued as additional securities under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The form of Exchange Notes will be identical in all material respects to that of the September 2018 Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and the registration rights will generally not apply to the Exchange Notes. The Exchange Notes will not represent new Indebtedness of the Company.
There are currently $1,250.0 million aggregate principal amount of outstanding 4.750% Senior Notes due 2024 under the Indenture. Accordingly, the Exchange Notes together with any September 2018 Notes not exchanged in this Exchange Offer will constitute approximately 60% of the total voting power of the Notes that will be outstanding upon completion of this offering. The Exchange Notes will have terms substantially identical to those of the September 2018 Notes, except that the Exchange Notes will have a different date of issuance and issue price, and will not bear legends restricting their transfer and will not generally be entitled to the registration rights.
You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions under the Indenture.” In this description, the word “the Company” refers only to Diamondback Energy, Inc. and not to any of its Subsidiaries individually, as appropriate in the context.
The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of the Exchange Notes. You may request a copy of the Indenture governing the Notes at our address set forth under the heading “Where You Can Find More Information.”
The registered holder of an Exchange Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture, and all references to “holders” in this description are to registered holders of Notes.
Brief Description of the Exchange Notes and the Note Guarantees
The Exchange Notes
The Exchange Notes, like the September 2018 Notes, will be:

•	general unsecured obligations of the Company;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	senior in right of payment to any future subordinated Indebtedness of the Company; and

•	unconditionally guaranteed by the Guarantors.
The Note Guarantees
Initially, the Exchange Notes, like the September 2018 Notes, will be guaranteed by all of the Company’s Subsidiaries that are Restricted Subsidiaries under the Indenture.
Each guarantee of Exchange Notes will be:

•	a general unsecured obligation of that Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor.
The Notes and the Note Guarantees will be effectively subordinated to all borrowings and other obligations under the Credit Agreement and other secured Indebtedness to the extent of the value of the collateral securing such Indebtedness, and structurally subordinated to all indebtedness and other liabilities of our Subsidiaries that do not guarantee the Notes. The Notes will not be guaranteed by our Subsidiaries that are designated as Unrestricted Subsidiaries under the Indenture. Rattler Operating, Tall City, Viper, Viper OpCo and Viper GP were designated as Unrestricted Subsidiaries under the Indenture. The Notes will also not be guaranteed by Rattler LP and Rattler GP, which are currently designated as restricted subsidiaries under the Indenture, but are unrestricted under our revolving credit facility and do not guarantee indebtedness under our revolving credit facility. As of December 31, 2018, Viper OpCo, an unrestricted subsidiary under the Indenture, had $411.0 million of outstanding borrowings and $144.0 million available for borrowing under Viper OpCo’s revolving credit facility. In March 2019, Viper repaid a portion of the outstanding indebtedness under Viper OpCo’s revolving credit facility with the net proceeds of its underwritten public offering of common units completed on March 1, 2019 and, as of the date of this prospectus, there was $157.0 million of outstanding borrowings and $398.0 million available for future borrowing under this revolving credit facility. Although none of our other unrestricted subsidiaries under the Indenture had any borrowings as of December 31, 2018, Rattler Operating, which is also an unrestricted subsidiary under the Indenture, is a guarantor of our revolving credit agreement. At December 31, 2018, our non-guarantor subsidiaries had $83 million of outstanding liabilities, including trade payables, but excluding intercompany obligations, Viper OpCo’s borrowings under its revolving credit facility, Viper’s guarantee thereof, and Rattler Operating’s guarantee of our revolving credit agreement. Our non-guarantor subsidiaries generated 15% of our total revenues and $160 million of our adjusted EBITDA for the year ended December 31, 2018, of which the Rattler entities and Tall City generated 2% and $26 million. See “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness—The Exchange Notes and the guarantees will be unsecured and effectively junior to the claims of any existing and future secured creditors to the extent of the value of the collateral pledged to such creditors” and “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness—The September 2018 Notes are, and the Exchange Notes will be, structurally junior to indebtedness of our non-guarantor subsidiaries.”
As of the date of this prospectus, Diamondback O&G LLC, Diamondback E&P LLC, Energen Corporation, Energen Resources Corporation and EGN Services, Inc. are Restricted Subsidiaries under the Indenture. Under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries,” including in connection with a Qualified MLP IPO. The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Unrestricted Subsidiaries will not guarantee the Notes.
Principal, Maturity and Interest
The Company will issue the Exchange Notes with a maximum aggregate principal amount of $750.0 million. The Company may issue additional notes under the Indenture from time to time (the “Additional Notes”). The issuance of the September 2018 Notes was the first issuance of Additional Notes under the Indenture. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Initial Notes, the September 2018 Notes, the Exchange Notes and any subsequent Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Exchange Notes will have the same CUSIP as the Initial Notes. Unless the context otherwise requires, for all purposes of this “Description of Exchange Notes,” references to the “Notes” include the Existing Notes, the Exchange Notes and any other Additional Notes actually issued.
The Company will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on November 1, 2024.
Interest on the Notes accrues at the rate of 4.750% per annum and is payable semi-annually in arrears on May 1 and November 1. The next interest payment is due and payable on May 1, 2019. Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid with respect to the September 2018 Notes. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1.0% higher than the then applicable interest rate on the Notes. The Company will make each interest payment to the holders of record on the immediately preceding April 15 and October 15 for the Notes.
Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.
Methods of Receiving Payments on the Notes
The Company will make payments in respect of the Notes represented by Global Notes as specified below under the caption “Same Day Settlement and Payment.” If a holder of Notes has given wire transfer instructions to the Company, the Company will pay all principal of, premium, if any, on and interest and, with respect to the September 2018 Notes, Special Interest, if any, on, that holder’s Notes in accordance with those instructions to an account in the United States. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.
Paying Agent and Registrar for the Notes
The trustee acts as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.
Transfer and Exchange
A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or between a record date and the next succeeding interest payment date.
Note Guarantees
The Notes, including the Exchange Notes, are and will be guaranteed by each of the Company’s Subsidiaries that is a Restricted Subsidiary under the Indenture, other than Rattler LP and Rattler GP. Rattler LP and Rattler GP are

currently Restricted Subsidiaries under the Indenture, but are unrestricted subsidiaries under the Credit Agreement, do not guarantee any Indebtedness of the Company or any Guarantor and are not obligors with respect to any Indebtedness under any Credit Facility. In the future, any Restricted Subsidiary that either (1) Guarantees any Indebtedness of the Company or any Guarantor or (2) is a Domestic Subsidiary and is an obligor with respect to any Indebtedness under any Credit Facility, in each case, will be required to guarantee the Notes under the circumstances described under “—Certain Covenants—Additional Note Guarantees.” These Note Guarantees are and will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited to attempt to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law, although this limitation may not be effective to prevent the Note Guarantees from being voided in bankruptcy. See “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness—The guarantees provided by the guarantors may not be enforceable and, under specific circumstances, federal and state courts may void the guarantees and require holders to return payments received from the guarantors.”
A Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company, or another Guarantor, unless:

(1)	immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2)	either:

(a)
the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the Indenture and the registration rights agreement pursuant to a supplemental indenture substantially in the form specified in the Indenture; or

(b)	if subject to such covenant, such transaction or series of transactions does not violate the “Asset Sale” provisions of the Indenture.
The Note Guarantee of a Guarantor will be automatically released:

(1)
in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor, including by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)
in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)
upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(5)
at such time as such Guarantor ceases both (a) to Guarantee any other Indebtedness of the Company or any other Guarantor (except as a result of payment under any such other Guarantee) and (b) to be a Domestic Subsidiary that is an obligor with respect to any Indebtedness under any Credit Facility; or

(6)	upon the liquidation or dissolution of such Guarantor, if no Default or Event of Default has occurred that is continuing.

See “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.” Also see “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness—Subsidiaries that hold significant assets are not guarantors.”
Upon delivery by the Company to the trustee of an officers’ certificate and an opinion of counsel to the effect that any of the conditions described above has occurred, the trustee will execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of any Guarantor from its obligations under its Note Guarantee and the Indenture.
Optional Redemption
At any time prior to November 1, 2019, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 104.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash not greater than the net cash proceeds of one or more Equity Offerings; provided that:

(1)
at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.
At any time prior to November 1, 2019, the Company may on any one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
On or after November 1, 2019, the Company may on any one or more occasions redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the Notes to be redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Notes Year	Percentage
2019	103.563%
2020	102.375%
2021	101.188%
2022 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, or the redemption is subject to satisfaction of one or more conditions precedent, and such conditions precedent are not satisfied, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
Except pursuant to the preceding paragraphs and the final paragraph under “—Repurchase at the Option of Holders—Change of Control,” the Notes will not be redeemable at the Company’s option. If an optional redemption is subject to satisfaction of one or more conditions precedent, the redemption date may be delayed up to 10 business days. If such conditions precedent are not satisfied within 10 business days of the proposed redemption date, such redemption shall not occur and the notice thereof shall be deemed rescinded.

Mandatory Redemption
The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders
Change of Control
If a Change of Control occurs, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a payment in cash (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Purchase Date”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes properly tendered prior to the expiration date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Purchase Date:

(1)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(2)
deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail or wire transfer to each holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.
The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price, or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and, on and after the relevant purchase date, has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
In the event that holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or any third party making such Change of Control Offer in lieu of the Company as described above) purchases all of the Notes held by such holders, the Company will have the right, upon not less than 30 nor more than 60 days prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Special Interest, if any, on the Notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales
The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
the Company (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)
at least 75% of the aggregate consideration received in the Asset Sale by the Company or a Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this clause (2) only, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets (or an Affiliate thereof) pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies against further liability;

(b)
any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Capital Stock or assets of the kind referred to in clause (2) or (4) of the next paragraph of this covenant;

(d)
any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, no greater than 5.0% of the Adjusted Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(e)
with respect to any Asset Sale of Oil and Gas Properties by the Company or a Restricted Subsidiary where the Company or such Restricted Subsidiary retains an interest in such property, the costs and expenses of the Company or such Restricted Subsidiary related to the exploration, development, completion or production of such property and activities related thereto that the transferee of such property (or an Affiliate thereof) agrees to pay.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or any Restricted Subsidiary) may apply such Net Proceeds at its option to any combination of the following:

(1)
to repay, purchase, repurchase, redeem, defease or otherwise acquire, retire or terminate (a) Indebtedness and all other Obligations related thereto that are secured by a Lien or (b) Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to the Company or another Restricted Subsidiary);

(2)
to acquire all or substantially all of the assets of, or any Capital Stock of, one or more other Persons primarily engaged in the Oil and Gas Business, if, after giving effect to any such acquisition of Capital Stock, such Person becomes a Restricted Subsidiary of the Company;

(3)	to make capital expenditures in respect of the Company’s or any Restricted Subsidiary’s Oil and Gas Business; or

(4)	to acquire assets (other than Capital Stock) that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business.

The requirement of clauses (2) through (4) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any Restricted Subsidiary, as the case may be, with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.
The Company (or any Restricted Subsidiary) may expend or invest the Net Proceeds in any manner that is not prohibited by the Indenture, including temporarily reducing revolving credit borrowings.
Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, within 30 days thereafter, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased, prepaid or redeemed on a pro rata basis (except that any Notes represented by a Note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates pro rata selection as the trustee deems fair and appropriate unless otherwise required by law), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.
The Credit Agreement contains, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company or otherwise. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Exchange Notes, the Exchange Offer and Our Other Indebtedness—Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture, which would violate the terms of the Notes.”

All references herein to “Net Proceeds” and “Excess Proceeds” shall be deemed to mean cash in an amount equal to the amount of Net Proceeds or Excess Proceeds but not necessarily the actual cash received from the relevant Asset Sale. The Company and its Subsidiaries shall have no obligation to segregate, trace or otherwise identify Net Proceeds or Excess Proceeds (other than the amount thereof), it being agreed that cash is fungible and that the Company’s obligations under this covenant may be satisfied by the application of funds from other sources.
Selection and Notice
If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-Entry Settlement and Clearance,” based on a method as DTC or its nominee or successor may require or, where such nominee or successor is the trustee, a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.
No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail (or when the Notes are represented by Global Notes sent electronically pursuant to the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may be conditional as specified in the Indenture.
If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Certain Covenants
Suspension of Covenants if Notes Rated Investment Grade
If on any date following the date of the Indenture:

(1)
the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing, then, upon the Company’s delivery of notice of such events to the trustee, the covenants specifically listed under the following captions in this prospectus will be suspended:

(a)	“—Repurchase at the Option of Holders—Asset Sales”;

(b)	“—Certain Covenants—Restricted Payments”;

(c)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(d)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(e)	“—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”;

(f)	“—Certain Covenants—Transactions with Affiliates”; and

(g)	clause (4) of the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets.”
During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries under the Indenture pursuant to the covenant described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”
Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.
There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.
Restricted Payments
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends, payments or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)
repurchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)
make any principal payment on or with respect to, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except payments, purchases, repurchases, redemptions defeasances or other acquisitions or retirements at or within one year prior to the Stated Maturity thereof; or

(4)
make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Start Date (all payment calculations being made as if this covenant had been in effect as of the Start Date and at all times thereafter, and excluding Restricted Payments permitted by clauses (2) through (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)
50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2013 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)
100% of the aggregate net cash proceeds and the Fair Market Value of property or assets other than cash used or useful in the Oil and Gas Business (including Equity Interests of Persons (other than the Company or a Subsidiary of the Company) engaged primarily in the Oil and Gas Business), in each case received by the Company since the Start Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests or convertible or exchangeable Disqualified Stock or Indebtedness of the Company, in each case that has been converted into or exchanged for Qualifying Equity Interests since the Start Date; plus

(iii)
to the extent not already included in Consolidated Net Income for such period, if any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the Start Date is sold for cash (other than to the Company or any Subsidiary of the Company) or otherwise cancelled, released, liquidated or repaid for cash, the cash return of capital or other reduction with respect to such Restricted Investment resulting from such sale, liquidation, cancellation, release or repayment (less any out-of-pocket costs incurred in connection with any such transaction); plus

(iv)
the amount by which Indebtedness of the Company or its Restricted Subsidiaries (other than any Indebtedness which by its terms is subordinated in right of payment to the Notes or Note Guarantees) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Start Date of any such Indebtedness of the Company or its Restricted Subsidiaries for or into Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(v)
to the extent that any Unrestricted Subsidiary of the Company designated as such after the Start Date is redesignated as a Restricted Subsidiary pursuant to the terms of the Indenture, or any Unrestricted Subsidiary of the Company or other Person in which the Company or a Restricted Subsidiary has a Restricted Investment is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary, or such Person becomes a Restricted Subsidiary, after the Start Date, the lesser of, as of the date of such redesignation or other event, (A) the Fair Market Value of the Company’s Restricted Investment in such Person (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation and (B) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Start Date or, in the case of any other Person, the date such Restricted Investment was originally made; plus

(vi)
50% of any dividends received in cash by the Company or a Restricted Subsidiary of the Company after the Start Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)
the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (c)(ii) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the Indenture;

(3)
the declaration and payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(4)
the payment on or purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee in exchange for, or out of or with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the purchase, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries (or their respective estates, heirs, family members, spouses, former spouses or beneficiaries under their estates or other permitted transferees) pursuant to any equity subscription agreement, stock option agreement, employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such purchased, repurchased, redeemed, acquired or retired Equity Interests (excluding amounts representing cancellation of Indebtedness) may not exceed $2.0 million in any calendar year, with unused amounts in any calendar year being permitted to be carried forward to succeeding calendar years plus, to the extent not previously applied or included, the net cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the Start Date;

(6)
the repurchase of Equity Interests deemed to occur upon the exercise, exchange or vesting of any equity compensation (including, without limitation, stock or other equity options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities) to the extent such Equity Interests represent a portion of the exercise or other price or cost thereof and any repurchase or other acquisition of Equity Interests made in lieu of or to satisfy withholding taxes in connection with any exercise, exchange or vesting of stock or other equity options, restricted stock, phantom stock, warrants, incentives, rights to acquire Equity Interests or other derivative securities;

(7)
so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of any Restricted Subsidiary of the Company issued on or after the date of the Indenture in accordance with the Fixed Charge Coverage Ratio described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)
payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon or in connection with (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock of any such Person or (iii) a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction not prohibited by the Indenture;

(9)
the payment, repurchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness in accordance with provisions substantially similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that prior to such payment, purchase, repurchase, redemption, defeasance or other acquisition, all Notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(10)
payments to dissenting stockholders of the Company not to exceed $5.0 million in the aggregate made (i) pursuant to applicable law or (ii) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction not prohibited by the Indenture; and

(11)	so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments in an aggregate amount not to exceed $50.0 million since the Start Date.
The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a dividend, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts under $40.0 million, by an officer of the Company and, in the case of amounts of $40.0 million or more, by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee.
Incurrence of Indebtedness and Issuance of Preferred Stock
The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.
The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or Preferred Stock, as applicable (collectively, “Permitted Debt”):

(1)
the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Guarantors thereunder) not to exceed the greater of (a) $1.0 billion and (b) 35.0% of the Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(2)	the incurrence by the Company and its Restricted Subsidiaries of (a) the Existing Indebtedness and (b) any Permitted Acquisition Indebtedness;

(3)
the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees issued pursuant to the related registration rights agreement;

(4)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price, other acquisition cost or cost of design, construction, installation, development, repair or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (a) $25.0 million and (b) 2.5% of the Adjusted Consolidated Net Tangible Assets determined as of date of such incurrence;

(5)
the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (8), (13), (15) or (16) of this paragraph, but for purpose of this clause (5) only, the Company’s 7.625% Senior Notes due 2021 issued on September 18, 2013, shall be deemed not to be Existing Indebtedness incurred under clause (2)(a) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)
if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, if such Indebtedness is not unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor, then the incurrence of such Indebtedness; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, in each case, will be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b)
any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(9)
the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the Guarantee must be subordinated to the same extent as the Indebtedness guaranteed (or, at the Company’s election, to a greater extent);

(10)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of self-insurance obligations and other social security or similar legislation, old age pension or public liability obligations, statutory obligations, government contracts, trade contracts, regulatory obligations, leases, utility contracts and similar obligations, bid, plugging and abandonment, appeal, reimbursement, performance, tender, surety and similar bonds and completion guarantees provided by, or for the account of, the Company or a Restricted Subsidiary in the ordinary course of business and any Guarantees, contingent reimbursement obligations, bank guarantees or letters of credit functioning as, supporting any or issued to assure payment or performance of the foregoing bonds or obligations and workers’ compensation, health, disability or other benefits, unemployment or other insurance claims in the ordinary course of business;

(11)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;

(13)
any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, contribution, adjustment of purchase price, earn-outs, holdbacks, deferred compensation or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary in a transaction permitted by the Indenture;

(14)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of the financing of insurance premiums with the providers of such insurance or their Affiliates in the ordinary course of business;

(15)
the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness representing deferred compensation to employees of the Company or any Subsidiary of the Company incurred in the ordinary course of business (including those incurred in connection with any acquisition);

(16)
the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of any Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred or Disqualified Stock issued pursuant to this clause (16), not to exceed the greater of (a) $75.0 million and (b) 2.5% of the Adjusted Consolidated Net Tangible Assets, determined as of the date of such incurrence or issuance;

(17)	the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business; and

(18)
the incurrence by the Company or any of its Restricted Subsidiaries of liability in respect of Indebtedness of any Unrestricted Subsidiary or any Joint Venture but only if such liability is the result of (a) the Company’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness if, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (18) (a) and then outstanding does not exceed $25.0 million, or (b) the pledge of (or a Guarantee limited in recourse solely to) Equity Interests in such Unrestricted Subsidiary or Joint Venture held by the Company or such Restricted Subsidiary to secure Non-Recourse Debt.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms (or, at the Company’s election, to a greater extent); provided, however, that no Indebtedness will be considered contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured, secured with different collateral or to a greater or lesser extent or priority or by virtue of structural subordination, maturity date or being guaranteed by less than all guarantors of such other Indebtedness.
For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the Notes were first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion of principal, accreted value or liquidation preference, the amortization of original issue discount or debt discount, the payment of interest on Indebtedness in the form of additional Indebtedness, the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional securities of the same class of Preferred Stock or Disqualified Stock, the obligation to pay a premium in respect of Indebtedness or Preferred Stock or Disqualified Stock arising in connection with the issuance of a notice of redemption or the making of a mandatory change of control offer or asset sale offer for such Indebtedness or Preferred Stock or Disqualified Stock, increases in the amount of Indebtedness outstanding solely as a result of fluctuations in exchange rates or currency values, unrealized losses or charges in respect of Hedging Obligations, and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided that the amount thereof is included in Fixed Charges of the Company as accrued to the extent required by the definition of such term.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the making of Investments or any other covenant, limitation or ratio in the Indenture, the U.S. dollar-equivalent of the principal amount of Indebtedness, Investment or other amount denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, such Investment was made, or such other amount was expended or incurred. Notwithstanding any other provision of the Indenture, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to the Indenture shall be deemed not to be exceed and all other covenants, limitations and ratios in the Indenture be deemed not to be breached or exceeded, solely as a result of fluctuations in exchange rates or currency values.
Liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due to the holders under the Indenture and the Notes are secured on an equal and ratable basis with (or at the Company’s election, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Company will not, and will not permit any of its Restricted Subsidiaries to create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that (i) the priority that any series of Preferred Stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this covenant and (ii) the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall be deemed not to be a restriction on the ability to make payments with respect to such loans or advances;

(2)
make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall be deemed not to be a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
the Credit Agreement and other agreements as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions contained in such amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of the Indenture, as determined in good faith by the Company;

(2)	the Indenture, the Notes and the Note Guarantees;

(3)
agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances and restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indenture, the Notes and the Note Guarantees or the Credit Agreement as in effect on the date of the Indenture, whichever is more restrictive, as determined in good faith by the Company;

(4)
directly or indirectly applicable law, statute, rule, regulation, order, approval, governmental license, permit, requirement or similar restriction or any guideline, interpretation, directive, request (whether or not having the force of law) from or of, or any plan, memorandum or agreement with, any regulatory authority;

(5)
any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was not prohibited by the terms of the Indenture to be incurred;

(6)
customary non-assignment provisions in purchase and sale or exchange agreements for Hydrocarbons, agreements of the types described in Permitted Business Investments or similar operational agreements, or in licenses, easements, leases or other contracts;

(7)
agreements governing purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)
agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by the Company;

(10)
Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Certain Covenants—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)
provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, shareholders’ agreements, partnership agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into in the ordinary course of business, which limitation is applicable only to the assets or properties that are the subject of such agreements;

(12)	encumbrances or restrictions applicable only to a Restricted Subsidiary that is not a Domestic Subsidiary;

(13)
any agreement with respect to any property or asset acquired after the date of the Indenture (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any property or assets other than the property or assets so acquired;

(14)	Hedging Obligations;

(15)
encumbrances or restrictions on cash, cash equivalents or other deposits or net worth requirements imposed by customers or lessors under leases or other contracts entered into in the ordinary course of business;

(16)	customary restrictions set forth in “lock up” agreements entered into in connection with securities offerings; or

(17)	any encumbrance or restriction contained in agreements governing or relating to reserves that are the subject of any Production Payment or Reserve Sale.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions, repairs, attachments and accessions thereto, construction thereon, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

Merger, Consolidation or Sale of Assets
The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1)
either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)
the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement (if any obligations thereunder remain unsatisfied) pursuant to a supplemental indenture or other agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)
immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(5)
the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture, if any, comply with the Indenture.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of the Company with or into, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the Company’s properties or assets to, an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction.
Transactions with Affiliates
The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with (which term, for purposes of this covenant, shall include “for the benefit of” where appropriate in the context) any Affiliate of the Company involving aggregate consideration in excess of $5.0 million (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2)	The Company delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant as determined in good faith by an officer of the Company disinterested with respect to such Affiliate Transaction; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, an officers’ certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company, if any.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment or consulting agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification, compensation or severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances of securities pursuant thereto;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)
transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)
payment of reasonable and customary fees and other benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(5)
any issuance of Equity Interests of the Company to or receipt of capital contributions from Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(6)
Permitted Investments or Restricted Payments (and any other payments excluded from such definitions or their component definitions) that do not violate the provisions of the Indenture described above under the caption “—Certain Covenants—Restricted Payments”;

(7)
entry into, and transactions effected in accordance with the terms of, the agreements described in the offering memorandum pursuant to which the October 2016 Notes were issued or that are described in filings with the SEC that are incorporated by reference in such offering memorandum, in each case as such agreements were in effect on the date of the Indenture, and any amendment, renewal, extension or replacement of any of such agreements if any such amendment, renewal, extension or replacement agreement is not materially less advantageous to the Company, taken as a whole, than the agreement so amended, renewed, extended or replaced;

(8)
loans or advances to or reimbursements of expenses incurred by employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business permitted under clause (8) of the definition of Permitted Investments;

(9)
any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unaffiliated Person;

(10)
in the case of agreements of the types described in the defined term “Permitted Business Investments,” contracts for exploiting, exploring for, drilling, acquiring, developing, producing, operating, processing, gathering, marketing, distributing, transporting, treating, selling, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts entered into in the ordinary course of business and otherwise in compliance with the terms of the Indenture (a) that are fair to the Company and its Restricted Subsidiaries, in the good faith judgment of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) with respect to which the Company has complied with clause 2(a) of the prior paragraph;

(11)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that, in the good faith judgment of the Board of Directors or senior management of the Company, are fair to the Company and its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(12)
(a) agreements with one or more Unrestricted Subsidiaries entered into in connection with a Qualified MLP IPO with respect to contributions of the Qualified MLP Assets, the assumption of liabilities by such Unrestricted Subsidiaries, tax sharing or the management, administration, and operation of such Unrestricted Subsidiaries, or the underwriting, offer and sale of securities in such offering that, in the good faith judgment of the Company, are on terms and conditions reasonably comparable to those in effect with other similarly situated publicly traded master limited partnerships or royalty trusts or otherwise fair to the Company and its Restricted Subsidiaries, from a financial point of view, in each case, as such agreements are in effect on the date of closing of a Qualified MLP IPO; (b) any amendment, restatement, replacement or other modification of any of such agreements; and (c) any agreement entered into hereafter that is similar to any such agreements or that is of a type that is customary in connection with publicly-traded master limited partnerships if, in the case of clause (b) or (c), the terms of any such amendment, restatement, replacement or other modification or future agreement, taken as a whole, are no less advantageous to the Company and its Restricted Subsidiaries in any material respect than the agreement so amended, restated, replaced or modified or the similar such agreement or other agreements of such type (or, if the Company is not aware of any similar agreements or other agreements of such type, that such agreement, taken as a whole, is fair to the Company and its Restricted Subsidiaries), respectively, as determined in good faith by the Company;

(13)
transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that a director or manager of such Person is also a director or manager of the Company or a Restricted Subsidiary if such director or manager abstains from voting as a director or manager of the Company or such Restricted Subsidiary, as applicable, on such transaction;

(14)
pledges by the Company or any Restricted Subsidiary of (and Guarantees by the Company or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries and Joint Ventures to secure Non-Recourse Debt, and incurrences of liabilities with respect to Customary Recourse Exceptions; and

(15)
any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Equity Interests of the Company or any Restricted Subsidiary if such Person is treated no more favorably than the other similarly situated holders of Indebtedness or Equity Interests of the Company or such Restricted Subsidiary.

Business Activities
The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.
Additional Note Guarantees
If, after the date of the Indenture, any Restricted Subsidiary of the Company (including any Subsidiary acquired or created after the date of the Indenture) that is not already a Guarantor (1) guarantees any Indebtedness of the Company or any Guarantor or (2) is a Domestic Subsidiary and is an obligor with respect to any Indebtedness under any Credit Facility, then, in either case, that Restricted Subsidiary will become a Guarantor by executing a supplemental indenture in substantially the form attached as an exhibit to the Indenture and delivering an officers’ certificate and an opinion of counsel satisfactory to the trustee, in each case within 30 business days after the date that Subsidiary guaranteed or became obligated with respect to such Indebtedness.
Designation of Restricted and Unrestricted Subsidiaries
The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (a) no Default or Event of Default shall have occurred and be continuing immediately prior to such designation or would occur as a result thereof and (b) such Subsidiary (i) does not own any Equity Interests or Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness to be repaid or Guarantees to be released concurrently with such designation) and (ii) is not liable (as a guarantor or otherwise) with respect to any Indebtedness in connection with which the holder of such Indebtedness has recourse to any of the assets of the Company or any Restricted Subsidiary, other than (A) Indebtedness to be repaid or Guarantees to be released concurrently with such designation and (B) liability arising out of pledges of Equity Interests in such Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation that must either reduce the amount available for Restricted Payments under the covenant described above under the caption “—Certain Covenants—Restricted Payments” or represent an Investment permitted under one or more clauses of such covenant or the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors authorizing such designation and an officers’ certificate certifying that such designation complies with the preceding conditions and is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the requirements set forth in clause (b) of the preceding paragraph or in clauses (1)-(3) of the definition of the term “Unrestricted Subsidiary,” it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.
The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if: (a) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period and (b) no Default or Event of Default would be in existence following such designation.

Payments for Consent
The Company will not, and will not permit any of its Restricted Subsidiaries to, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries shall be permitted in any solicitation, offer (including any tender or exchange offer) or payment relating to any consent, waiver or amendment to exclude any category of Holders (including by jurisdiction) if (a) (i) applicable law, regulatory guidance, listing requirements or common practice could reasonably be interpreted as requiring the Company or any Restricted Subsidiary to file a registration statement, prospectus or similar document in connection therewith or (ii) such solicitation, offer or payment would not be permitted under applicable law with respect to Holders in such category, and (b) each excluded Holder shall have the right, in each case if such right is permitted under applicable law and will not give rise to a filing requirement of the type described in clause (a)(i), to (i) receive any applicable solicitation materials as if it were not an excluded Holder and (ii) accept a payment in an amount equal to the payment such Holder would have had the right to receive if it had not been an excluded Holder and had accepted such offer.
Reports
So long as any Notes are outstanding, the Company will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes (or file or furnish, as applicable, with the SEC for public availability) within the time periods specified in the SEC’s rules and regulations applicable to the Company (or, in the event the Company is not so required, which would be applicable to the Company if it were required), after giving effect to all applicable extensions and cure periods:

(1)
all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, annual audited financial statements prepared in accordance with GAAP (with footnotes to such financial statements), including the audit report on such financial statements issued by the Company’s certified independent accountants, and unaudited quarterly financial statements prepared in accordance with GAAP (with condensed footnotes to such financial statements consistent with past practice), in each case, with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” consistent with the presentation thereof in the offering memorandum pursuant to which the October 2016 Notes were issued and a presentation of EBITDA of the Company and its Subsidiaries consistent with the presentation thereof in such offering memorandum and derived from such financial statements;

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports; and

(3)
if at any time the Company is not required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, (a) as promptly as reasonably practicable after furnishing to the trustee the reports and financial statements required by clauses (1) and (2) of this paragraph, hold a conference call to discuss such reports and the results of operations for the relevant reporting period and (b) issue a press release to an internationally recognized wire service no fewer than three business days prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing noteholders, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Company to obtain such information.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition to the foregoing, the Company will file a copy of each of the reports referred to in clauses (1) and (2) of the preceding paragraph with the SEC for public availability or, if the Company is not required to file with the SEC, or the SEC will not accept such a filing, on its website, in each case, within the time periods, after giving effect to all applicable extensions and cure periods, applicable to the Company if the Company were required to file those reports with the SEC.

If, at any time after consummation of the Exchange Offer, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing, provided that in such event the reports specified in the preceding paragraphs of this covenant shall not be required to contain certain disclosures relating to the Company’s controls and procedures, corporate governance, code of ethics, director independence, market for the Company’s equity securities and executive compensation. The Company will not take any action for the purpose of causing the SEC not to accept any such filings.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include, to the extent material, a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
In addition, the Company and the Guarantors will agree that, for so long as any Notes remain outstanding, if at any time they are not filing with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. Any such reports, information or documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system shall be deemed filed with the trustee and furnished to the holders of the Notes and securities analysts as required pursuant to this covenant.
Nothing contained in this covenant entitled “Report” will impose any duty on the Company under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable.
Events of Default and Remedies
Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the Notes;

(2)	default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)
failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4)
failure by the Company for 180 days after notice from the trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described under “—Certain Covenants—Reports”;

(5)
failure by the Company for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other agreements in the Indenture;

(6)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee existed on, or was created after, the date of the Indenture, if that default:

(a)
is caused by a failure to pay principal of, premium, if any, on or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)
results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, however, if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded, or (iii) such Indebtedness is repaid in full, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(7)
failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 consecutive days;

(8)
except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)
certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power under the Indenture. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium, if any, on, interest and Special Interest, if any, on the Notes.
Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding Notes do not give the trustee a direction inconsistent with such request.
The holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Special Interest, if any, on, the Notes.
The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Within 30 days after any officer of the Company becomes aware of any Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 30-day period, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)
the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, on, or interest or Special Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2)
the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.
In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants (including the Company’s obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the Notes or bankruptcy or insolvency events) will no longer constitute an Event of Default with respect to the Notes.
In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Company must irrevocably deposit or cause to be deposited with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants (or, if two or more of any nationally recognized investment banks, appraisal firms or firms of independents accountants decline to issue such opinion after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), to pay the principal of, premium on, if any, and interest and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)
in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)
the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7)
the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, the Initial Notes, the September 2018 Notes, Exchange Notes and subsequent Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, on, or interest or Special Interest, if any, on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, the Initial Notes, the September 2018 Notes, Exchange Notes and any subsequent Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).
Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)
waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, on, or interest or Special Interest, if any, on, the Notes (other than as permitted by clause (7) below);

(7)	waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions.
Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture, the Notes or the Note Guarantees:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)
to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)
to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the offering memorandum pursuant to which the October 2016 Notes were issued;

(7)	to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(8)	to secure the Notes or the Note Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

(9)	to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture;

(10)	to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee; or

(11)	to provide for the conversion, transfer or redomestication of the Company in accordance with the third paragraph of the covenant “Merger, Consolidation or Sale of Assets.”
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the Indenture requiring the approval of the holders becomes effective, the Company will send to the holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in the Indenture), when:

(1)	either:

(a)
all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)
all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient (in the case of Government Securities, (x) in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm or (y) if no such opinion in the immediately preceding clause (x) can be reasonably obtained, in the opinion of the chief financial officer of the Company), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal of, premium, if any, on, or interest and Special Interest, if any, on, the Notes to the date of Stated Maturity or redemption;

(2)
in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and

(4)	the Company has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.
In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
Wells Fargo Bank, National Association, or Wells Fargo, serves as the trustee under the Indenture.
If the trustee becomes a creditor of the Company or any Guarantor, the Indenture will limit the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
The holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the Indenture, subject to certain exceptions. In case an Event of Default has occurred and is continuing, the trustee is required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense.
Wells Fargo is the administrative agent, sole book runner, lead arranger and a lender under our revolving credit facility and the administrative agent, sole book runner, lead arranger and a lender under Viper’s secured revolving credit facility.
Governing Law
The Indenture, the Notes and the Note Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York.
Certain Definitions under the Indenture
Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination,

(1)	the sum of:

(a)
the discounted future net revenues from proved oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines (before any state or federal or other income taxes) as estimated in the Company’s most recently prepared reserve report, which reserve report is prepared or reviewed by independent petroleum engineers as to proved reserves accounting for at least 80% of all such discounted future net revenues and by the Company’s petroleum engineers with respect to any other proved reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries acquired since the date of such most recently prepared reserve report, and

(ii)
estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) since the date of such most recently prepared reserve report due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the discounted future net revenue attributable to:

(iii)
estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such most recently prepared reserve report, and

(iv)
reductions in estimated proved oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such reserve report attributable to downward revisions of estimates of proved oil and natural gas reserves since the date of such most recently prepared reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of the preceding clauses (i) through (iv), calculated on a pre-tax basis and in accordance with SEC guidelines (utilizing the prices utilized in such most recently prepared reserve report) and estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(b)
the capitalized costs that are attributable to Oil and Gas Properties of the Company and its Restricted Subsidiaries to which no proved oil and natural gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available;

(c)
the Consolidated Net Working Capital of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; and

(d)
the greater of: (i) the net book value and (ii) the appraised value, as estimated by independent appraisers, of other assets (including Investments in Unrestricted Subsidiaries and Persons not constituting a Subsidiary), in each case, of the Company and its Restricted Subsidiaries as of a date no earlier than the last day of the Company’s most recent quarterly or annual period for which internal financial statements are available; provided that if no such appraisal has been performed, the Company shall not be required to obtain such an appraisal and only clause (d)(i) of this definition shall apply, minus, to the extent not otherwise taken into account in the immediately preceding clause (a),

(2)	the sum of:

(a)	minority interests,

(b)
to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net gas balancing liabilities of the Company and its Restricted Subsidiaries as of the last day of the Company’s most recent annual or quarterly period for which internal financial statements are available;

(c)
to the extent included in clause (1)(a) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(d)
the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. Unless otherwise specified or the context shall otherwise require, each reference to an “Affiliate” will refer to an Affiliate of the Company.
“Applicable Premium” means with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; and

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the Note at November 1, 2029 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through November 1, 2019 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over

(b)	the principal amount of the Note.
“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted Consolidated Net Tangible Assets to (b) the aggregate principal amount of all Indebtedness under clauses (1) through (5) of the definition thereof of the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Asset Sale” means:

(1)
the sale, lease, conveyance, transfer or other disposition (each, a “disposition”) of any assets by the Company or any of the Company’s Restricted Subsidiaries; provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)
the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or any Unrestricted Subsidiary in connection with a Qualified MLP IPO or the sale by the Company or any of the Company’s Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries.

Notwithstanding the preceding, each of the following items will be deemed not to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets, properties or Equity Interests having a Fair Market Value of less than $10.0 million;

(2)	a disposition of assets between or among the Company and its Restricted Subsidiaries;

(3)
an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company or an Unrestricted Subsidiary of the Company in connection with a Qualified MLP IPO to the Company or to a Restricted Subsidiary of the Company;

(4)
the sale, lease or other disposition of equipment, inventory, products, services or accounts receivable or other assets or properties in the ordinary course of business and any sale, lease or other disposition of damaged, worn-out or obsolete assets or properties in the ordinary course of business (including the abandonment or other disposition of licenses and sublicenses of software, intellectual property or other general intangibles that are, as determined in good faith by the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)	licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims;

(7)
the granting, creation or perfection of Liens not prohibited by the covenant described above under the caption “—Certain Covenants—Liens,” dispositions in connection with Permitted Liens and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(8)	the disposition of cash or Cash Equivalents or other financial instruments (other than Oil and Gas Hedging Contracts);

(9)
a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment, or any disposition excluded from such definitions or their component definitions;

(10)	a disposition of Hydrocarbons, sand or other mineral products in the ordinary course of business;

(11)	an Asset Swap;

(12)
dispositions of crude oil and natural gas properties or direct or indirect interests in real property, provided that at the time of any such disposition such properties do not have associated with them any proved reserves;

(13)
any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14)
issuances and sales of directors’ qualifying shares and other Capital Stock in Restricted Subsidiaries issued to foreign governments, foreign individuals or other third parties to the extent required by applicable law;

(15)
farmouts of undeveloped oil and gas properties, deemed transfers of working interests under any joint operating agreement as the result of electing (or being deemed to have elected) not to participate in the drilling operations for a new well and assignments under pooling or unitization agreements or other similar contracts that are customary in the Oil and Gas Business;

(16)	the disposition of assets or Equity Interest received in settlement of debts as a result of foreclosure, perfection or enforcement of any Lien or debt; and

(17)	any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.
“Asset Sale Offer” has the meaning assigned to that term in the Indenture.
“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in the Oil and Gas Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that the Fair Market Value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash or Cash Equivalents) is reasonably equivalent as determined in good faith by the Company, to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash or Cash Equivalents received must be applied in accordance with the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” if then in effect, as if the Asset Swap were an Asset Sale.
“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of a general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of the Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of the Indenture will be deemed not to represent a Capital Lease Obligation. For purposes of the covenant described above under the caption “—Certain Covenants—Liens”, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.
“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for, or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight and demand bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within nine months after the date of acquisition;

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)
with respect to any Subsidiary of the Company conducting business in whole or in part outside of the United States, Investments denominated in the currency of any member of the Organization for Economic Co-operation and Development.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” as that term is used in Section 13(d)(3) of the Exchange Act) other than a Qualifying Owner;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), excluding the Qualifying Owners, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity (including by way of merger, consolidation, amalgamation or liquidation) or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or the transfer or redomestication of the Company to or in another jurisdiction shall not constitute a Change of Control, so long as following such conversion, exchange, transfer or redomestication the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions, together with Qualifying Owners, Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” (other than a Qualifying Owner) Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.
“Change of Control Offer” has the meaning assigned to that term under the caption “—Repurchase at the Option of Holders—Change of Control.”
“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)
an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Asset Sale, or the disposition of securities or the early extinguishment of Indebtedness, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)
provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)
depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)	if such Person accounts for its oil and gas operations using successful efforts or a similar method of accounting, consolidated exploration expense of such Person and its Restricted Subsidiaries; plus

(6)
any reasonable expenses and charges related to any Investment, acquisition, disposition, Equity Offering, recapitalization, or issuance or incurrence or repayment of Indebtedness permitted under the Indenture (in each case, whether or not successful); plus

(7)
dividends and distributions received in cash by the Company or a Restricted Subsidiary of the Company from a Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting (including an Unrestricted Subsidiary), to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and minus

(9)
to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, in each case, on a consolidated basis and determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that to the extent such items are otherwise included in the calculation of net income:

(1)
all extraordinary gains (or losses) and all gains (or losses) realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, will be excluded;

(2)
the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person (or, in the case of a loss for such period, only to the extent of the aggregate cash or fair market value of property contributed to such Person by the Company or any Restricted Subsidiary during such period);

(3)
solely for the purpose of determining the amount available for Restricted Payments under clause (4)(c) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments,” the net income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)
unrealized losses and gains under derivative instruments, including, without limitation those resulting from the application of Financial Accounting Standards Board Accounting Standards Codification 815 (“FASB ASC 815”) will be excluded;

(6)	any asset impairment, write-off or writedown on or related to Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(7)
non-cash charges relating to grants of performance shares, stock options, stock awards, stock purchase agreements or management compensation plans for officers, directors, employees or consultants of the Company or a Restricted Subsidiary of the Company (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) to the extent that such non-cash charges are deducted in computing such Consolidated Net Income will be excluded; provided that if the Company or any Restricted Subsidiary of the Company makes a cash payment in respect of a non-cash charge in any period, such cash payment shall (without duplication) be deducted from the Consolidated Net Income of the Company for such period; and

(8)	gains and losses due to fluctuations in exchange rates or currency values will be excluded.
“Consolidated Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from Oil and Gas Hedging Contracts, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to oil and gas properties and (iii) any current liabilities from Oil and Gas Hedging Contracts, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC 815).
“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 1, 2013, as amended to the date of the issuance of the October 2016 Notes, by and among Diamondback O&G LLC, as borrower, Wells Fargo Bank, National Association., as administrative agent, and certain financial institutions, as lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, secured or unsecured capital market financings or other debt issuances, in each case, with banks or other institutional lenders or institutional investors or other lenders or credit providers providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or debt issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including refinancing with any capital markets transaction or otherwise by means of sales of debt securities to institutional investors) in whole or in part from time to time.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other financial agreement or arrangement with respect to currency values designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.
“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of a Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Designated Non-cash Consideration” means non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other disposition of or collection on such Designated Non-cash Consideration.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments” and (ii) any Capital Stock issued pursuant to any plan of the Company or any of its Affiliates for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Affiliates in order to satisfy applicable contractual, statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.
“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.
“Equity Offering” means a sale of Equity Interests of the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) made for cash on a primary basis by the Company after the date of the Indenture.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Existing Indebtedness” means all Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $40.0 million or more and otherwise by an officer of the Company (unless otherwise provided in the Indenture).
“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)
acquisitions or Investments that have been made, or contributions received, by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and any Consolidated Cash Flow for such period will be calculated giving pro forma effect to any operating improvements or cost savings that have occurred or are reasonably expected to occur within one year of the closing of such acquisition in the reasonable judgment of the principal accounting officer or chief financial officer of the Company as certified in an officers’ certificate delivered to the trustee (regardless of whether those operating improvements or cost savings could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto);

(2)
the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses or Investments (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded;

(3)
the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses or Investments (and ownership interests therein) disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)
if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date of 12 months or more, or, if the remaining term is less than 12 months, taking such Hedging Obligation into account on a proportional basis).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) write-off of deferred financing costs and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)
any interest expense on Indebtedness of another Person (other than Non-Recourse Debt of any Unrestricted Subsidiary or Joint Venture) that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)
all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any series of Preferred Stock of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and determined in accordance with GAAP.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.
“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.
“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise). When used as a verb, “Guarantee” has a correlative meaning.
“Guarantors” means any Restricted Subsidiary of the Company that Guarantees the Notes in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement, Oil and Gas Hedging Contract or Currency Agreement.
“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof, and other minerals or products commonly created, recovered or produced in association therewith or refined or processed therefrom.
“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of bankers’ acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person (excluding the footnotes thereto) prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment). Subject to the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person (excluding footnotes thereto) if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “Joint Venture General Partner”); and

(3)
there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount equal to the least of (i) the net assets of the Joint Venture General Partner, (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person and (iii) the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount; and the related interest expense shall be included in Fixed Charges to the extent actually paid by such Person or its Restricted Subsidiaries.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.
Notwithstanding the foregoing, “Indebtedness” shall not include (i) accrued expenses and royalties arising in the ordinary course of business, (ii) obligations to satisfy customer prepayment arrangements arising in the ordinary course of business, (iii) asset retirement obligations, (iv) obligations in respect of environmental reclamation or site rehabilitation, (v) obligations under farm-in and farm-out agreements or operating agreements, (vi) workers compensation obligations (including superannuation, pensions and retiree medical care) that are not overdue by more than 90 days, (vii) obligations arising out of the endorsement of negotiable instruments for collection in the ordinary course of business, (viii) customary indemnification obligations and (ix) Customary Recourse Exceptions.
“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers, employees, directors, consultants and others made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in an oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company (other than the sale or other disposition of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.
“Net Proceeds” means cash in an amount equal to the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) and including any cash proceeds received by an Unrestricted Subsidiary in respect of any issuance of Equity Interests by such Unrestricted Subsidiary that constitutes an Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking, underwriting, advisory and consulting fees, title and recording tax expenses and sales commissions, severance and associated costs, expenses and charges of personnel and any relocation expenses relating to the properties or assets subject to or incurred as a result of the Asset Sale, commissions, discounts and expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (and all other Obligations related thereto), other than revolving credit Indebtedness under a Credit Facility, secured by a Lien on the properties or assets that were the subject of such Asset Sale, and any reserve for sale price adjustment, indemnification or retained liability obligations in respect of such assets or such Asset Sale established in accordance with GAAP, and all distributions and other payments required to be made to minority interest holders in Subsidiaries or to holders of royalty or similar interests as a result of such Asset Sale (and, in the case of an issuance of Equity Interests by an Unrestricted Subsidiary that constitutes an Asset Sale, such additional amount as the Board of Directors of the Company, in good faith, shall determine to be reasonably necessary for the ordinary course operation of such Unrestricted Subsidiary).

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise except, in each case for (i) Customary Recourse Exceptions and (ii) the pledge of (or a Guarantee limited in recourse solely to) the Equity Interests of such Unrestricted Subsidiary or Joint Venture; and

(2)
as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries, other than as contemplated by clause (1) of this definition.

“Note Guarantee” means any Guarantee by any Guarantor of the Company’s obligations under the Indenture and the Notes, as provided in the Indenture or a supplemental indenture.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
“Oil and Gas Business” means (i) the acquisition, exploration, development, production, operation, mining and disposition of interests in Hydrocarbons, sand and other minerals, (ii) the gathering, distributing, marketing, treating, processing (but not refining), storage, selling, transporting and other handling of any production from such interests or properties, (iii) any business relating to the exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of Hydrocarbons, sand, minerals or other products commonly created, used, recovered or produced in the conduct of the activities described in clauses (i) and (ii) of this definition, (iv) oilfield sales and services and any other business providing assets or services used or useful in connection with the activities described in clause (i) of this definition, including the sale, leasing, ownership or operation of drilling rigs, fracturing units or other assets used or useful in any such business and (v) any activity, as determined in good faith by the Company, that is ancillary to or necessary or appropriate for the activities described in clauses (i) through (iv) of this definition.
“Oil and Gas Hedging Contracts” means any puts, cap transactions, floor transactions, collar transactions, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons (or related revenues or costs, including basis) to be used, produced, processed or sold by the Company or any of its Subsidiaries that are customary in the Oil and Gas Business and designed to protect such Person against fluctuations in Hydrocarbon prices.
“Oil and Gas Properties” means all properties, including equity or other ownership interest therein, owned by such Person or any of its Restricted Subsidiaries which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X promulgated under the Securities Act.
“ordinary course of business” means, with respect to any activity involving the Company or any Restricted Subsidiary, performing or engaging in such activity in the ordinary course of business of the Company or such Restricted Subsidiary or in such manner as is or shall have become customary in the Oil and Gas Business, either generally or in the particular geographical location or industry segment in which such activity is performed or engaged in, in each case as determined in good faith by the Company.
“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, as applicable, either

(1)
immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Person

(if the Company is not the survivor in the transaction) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” or

(2)
immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company or such Person (if the Company is not the survivor in the transaction) would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

If such Person was entitled to borrow under a revolving credit commitment at the time such Person became a Restricted Subsidiary of the Company or such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, the Company may elect to treat all or any portion of the undrawn amount of such revolving credit commitment as Indebtedness of such Person existing at such time.
“Permitted Business Investments” means Investments made in the ordinary course of, or of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, operating, mining, processing, gathering, marketing, distributing, treating, selling, transporting, storing or otherwise handling Hydrocarbons, sand and other minerals and properties that contain or are believed to contain Hydrocarbons, sand and other minerals, through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such activities jointly with third parties, either generally or in the particular geographical location or industry segment in which such Investment is made, in each case as determined in good faith by the Company, including, without limitation, (i) ownership interests in properties that contain or are believed to contain Hydrocarbons, sand and other minerals or any interest therein or gathering, transportation, processing, storage or related systems or ancillary real property interests, in each case either directly or through entities the primary business of which is to own or operate any of the foregoing, (ii) entry into and Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, contracts for the sale, transportation or exchange of oil and natural gas, production sharing agreements, production, sales and marketing agreements, processing agreements, farm-in agreements, farm-out agreements, developments agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties, incentive compensation programs for geologists, geophysicists and other providers of technical services, and other similar or customary agreements, and (iii) direct or indirect ownership interests in drilling rigs, fracturing units and other related equipment.
“Permitted Investments” means:

(1)	any Investment in the Company or in any of its Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)
any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” or (b) a transaction excluded from the definition of “Asset Sale,” including an Asset Swap;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)
any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)
loans or advances to officers, directors or employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the Notes;

(10)	any Guarantee permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11)
any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture and any Investment consisting of an extension, modification, conversion, exchange, or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the Indenture or (b) as otherwise permitted under the Indenture;

(12)
Investments acquired after the date of the Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	Permitted Business Investments;

(14)
receivables owing to the Company or any Restricted Subsidiary of the Company created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary of the Company deems reasonable under the circumstances;

(15)	Investments constituting prepaid expenses or advances or extensions of credit to customers or suppliers in the ordinary course of business;

(16)	endorsements of negotiable instruments and documents in the ordinary course of business;

(17)	Investments in the form of pledges or deposits made in the ordinary course of business and constituting Permitted Liens;

(18)
the contribution, directly or indirectly, to the capital of any Unrestricted Subsidiary of all or any portion of the Qualified MLP Assets (including the deemed Investment of the Qualified MLP Assets held by a

Subsidiary upon its designation as an Unrestricted Subsidiary); provided, that (i) such Investment is made in connection with a Qualified MLP IPO, (ii) the Company or any Guarantor receives substantially all of the Net Proceeds from such offering on or promptly following the closing of such offering, (iii) the aggregate book value of all Qualified MLP Assets contributed, at the time of such contribution, does not exceed the greater of $200.0 million and 6.5% of Adjusted Consolidated Net Tangible Assets determined as of the date of such contribution, and (iv) the Asset Coverage Ratio at the time of such contribution or designation, after giving pro forma effect to the Qualified MLP IPO and the application of the net proceeds therefrom, is at least 1.5 to 1.0;

(19)	the contribution of the Capital Stock of any Unrestricted Subsidiary to the capital of any other Unrestricted Subsidiary which is wholly owned by the Company or any Restricted Subsidiary;

(20)
Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding that do not exceed the greater of (a) $50.0 million and (b) 2.5% of Adjusted Consolidated Net Tangible Assets determined as of the date such Investment is made; and

(21)
professional or advisory, administrative, management, treasury or similar services, indemnification, insurance, officers’ and directors’ fees and expenses, registration fees, and other like expenses paid or provided for the benefit of any Joint Venture or Unrestricted Subsidiary pursuant to arrangements not involving the incurrence of Indebtedness that comply with the covenants described under the caption “—Certain Covenants—Transactions with Affiliates.”

“Permitted Liens” means:

(1)
Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of the Company or the Guarantors;

(3)
Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4)
Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5)
Liens to secure the performance of statutory or regulatory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business or otherwise described in clause (10) of the definition of Permitted Debt (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture;

(8)	Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(9)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien; and

(b)
the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (ii) an amount necessary to pay accrued interest and any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(10)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(11)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(12)
bankers’ Liens, rights of setoff, rights of revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(13)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(14)
Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)	grants of software and other technology licenses in the ordinary course of business;

(16)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(17)	Liens in respect of Production Payments and Reserve Sales; provided, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(18)
Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements that are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(19)	Liens to secure performance of Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(20)
Liens imposed by law, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, or related contracts in the ordinary course of business, in each case for sums not overdue for more than 60 days (or which, if due and payable, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof);

(21)
Liens for taxes, assessments or other governmental charges not overdue for more than 30 days (or which, if so overdue, are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof) or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and the Restricted Subsidiaries of the Company taken as a whole;

(22)
Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of the Company or any Restricted Subsidiary of the Company in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(23)
survey exceptions, encumbrances, ground leases, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission liens, transportation liens, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or any Restricted Subsidiary of the Company or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary of the Company;

(24)
leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary of the Company;

(25)	any interest or title of a lessor under any operating lease;

(26)	Liens on pipelines or pipeline facilities that arise by operation of law;

(27)
Liens arising under the Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under the Indenture, provided, that such Liens are solely for the benefit of the trustees, agents, or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(28)
Liens (a) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired by the Company or any Restricted Subsidiary of the Company under clause (3) of the definition of “Permitted Investment” to be applied against the purchase price for such Investment, (b) consisting of an agreement to dispose of any property in a disposition permitted under the Indenture and (c) on cash earnest money deposits made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement permitted under the Indenture;

(29)
Liens incurred by the Company or any Restricted Subsidiary of the Company with respect to Indebtedness and other obligations at any one time outstanding that do not exceed in aggregate principal or face amount the greater of (a) $75.0 million and (b) 2.25% of Adjusted Consolidated Net Tangible Assets determined as of the date such Lien is granted or, if later, the date such Indebtedness or other obligation is incurred;

(30)
any Lien renewing, extending, refinancing, replacing, or refunding a Lien permitted by this definition, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to accrued interest and a reasonable premium or other reasonable amount paid, and fees, costs and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinancing, replacement or refunding are encumbered thereby;

(31)
Liens arising from the deposit of funds or securities in trust for the purpose of decreasing, discharging, redeeming or defeasing Indebtedness if such deposit of funds or securities and such decreasing, discharging, redeeming or defeasing of Indebtedness are not prohibited under the covenant described under the caption “—Certain Covenants—Restricted Payments”;

(32)
Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development, production, processing, gathering, transportation, marketing or storage, plugging, abandonment or operation thereof; and

(33)	(a) Liens on Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, and (b) Liens on Equity Interests in Joint Ventures to secure Non-Recourse Debt.
In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, construction thereon, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.
“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries incurred or issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or Disqualified Stock extended, renewed, refunded, refinanced, replaced, defeased, discharged or otherwise retired for value (plus all accrued interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock, as the case may be, and the amount of all fees, costs and expenses, including premiums, incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has (a) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being extended, renewed, refunded, refinanced, replaced, defeased, discharged or otherwise retired for value and (b) a final maturity date that is (i) later than the final maturity date of the Indebtedness or Disqualified Stock being extended, renewed, refunded, refinanced, replaced, defeased, discharged or otherwise retired for value or (ii) more than 90 days after the final maturity date of the Notes;

(3)
if the Indebtedness or Disqualified Stock being extended, renewed, refunded, refinanced, replaced, defeased, discharged or otherwise retired for value is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, renewed, refunded, refinanced, replaced, defeased, discharged or otherwise retired for value, as determined in good faith by the Company; and

(4)
such Indebtedness is not incurred (other than by way of a Guarantee) by a Restricted Subsidiary of the Company that is not a Guarantor if the Company is the issuer or other primary obligor on the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the date of the Indenture.
“Production Payments” means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.
“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.
“Qualified MLP Assets” means assets used in the gathering, distributing, marketing, treating, processing, transporting of, or storage, disposal, or other handling of, Hydrocarbons, water, or other products or substances commonly created, used, recovered, produced or processed in the conduct of the Oil and Gas Business, including production, compression, pumping, treatment and disposal facilities, gathering lines and systems, and other assets commonly considered midstream assets or useful in connection with the conduct of midstream operations.
“Qualified MLP IPO” means the initial registered public offering of Capital Stock of an Unrestricted Subsidiary of the Company that is treated as a partnership for U.S. federal income tax purposes.
“Qualifying Equity Interests” means Equity Interests of the Company other than Disqualified Stock and Equity Interests of the Company sold to a Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination).
“Qualifying Owners” means each of: (i) Wexford Capital, LLC and any Affiliated funds and investment vehicles and holding companies directly or indirectly owned, controlled or managed by Wexford Capital, LLC or any other Person that is a Qualifying Owner or (ii) any general partner, managing member or managing partner of any of the Persons described in clause (i) above.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, and any successor to the ratings business thereof.
“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.
“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.
“Start Date” means September 18, 2013.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof. Unless otherwise specified or implied by the context, “Stated Maturity” means the Stated Maturity of the principal of the Notes.
“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified or the context shall otherwise require, each reference to a “Subsidiary” will refer to a Subsidiary of the Company.
“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2019; provided, however, that if the period from the redemption date to November 1, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company will (a) calculate the Treasury Rate on the second business day preceding the applicable redemption date and (b) prior to such redemption date file with the trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.
“Unrestricted Subsidiary” means any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only if at the time of such designation such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company that is prohibited by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates”; and

(3)
is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results other than any such obligation arising out of liability with respect to Customary Recourse Exceptions.

Notwithstanding the foregoing and notwithstanding the provisions of the covenant described above under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” (i) Viper Energy Partners LLC, Viper Energy Partners GP LLC, Viper Energy Partners LP and Rattler Midstream LLC (now Rattler Midstream Operating LLC) are named in the Indenture as Unrestricted Subsidiaries as of the date of the Indenture and (ii) all Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries. Tall City Towers LLC is a Subsidiary of Rattler Midstream LLC (now Rattler Midstream Operating LLC). Viper Energy Partners LLC, Viper Energy Partners GP LLC, Viper Energy Partners LP, Rattler Midstream LLC (now Rattler Midstream Operating LLC) and Tall City Towers LLC are Unrestricted Subsidiaries under the Indenture as of the date of this prospectus.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity that does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, redemption or similar payment including payment at final maturity, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock.

BOOK-ENTRY SETTLEMENT AND CLEARANCE
We will issue the Exchange Notes in the form of global Exchange Notes, or the Global Exchange Notes. The Global Exchange Notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee. Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Notes directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.
DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of the Global Exchange Notes, that nominee will be considered the sole owner or holder of the Exchange Notes represented by the Global Exchange Notes for all purposes under the Indenture. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•
will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Notes registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Notes. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Notes will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Notes as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Notes held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Notes for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Notes owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
Exchange Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

(1)
DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated Exchange Notes;

(3)	with respect to the Indenture, there has occurred and is continuing an Event of Default under the Indenture; or

(4)	certain other events provided in the Indenture should occur.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax consequences of the exchange of September 2018 Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
This summary is limited to the tax consequences of those persons who are original beneficial owners of the September 2018 Notes, who exchange September 2018 Notes for Exchange Notes in the Exchange Offer, and that will hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold September 2018 Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or non-U.S. jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds September 2018 Notes and participates in the Exchange Offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the September 2018 Notes, you should consult your tax advisor regarding the tax consequences of the exchange of September 2018 Notes for Exchange Notes pursuant to the Exchange Offer.
This summary is for general information only. If you are considering the exchange of September 2018 Notes for Exchange Notes, you are urged to consult your independent tax advisors concerning the U.S. federal income tax and other tax consequences to them of exchanging the September 2018 Notes, as well as the application of state, local and non-U.S. income and other tax laws.

Exchange of a September 2018 Note for an Exchange Note Pursuant to the Exchange Offer
The Exchange Notes described herein will not constitute a “significant modification” of the September 2018 Notes for U.S. federal income tax purposes. Accordingly, the Exchange Notes you receive will be treated as a continuation of the September 2018 Notes in your hands, and the exchange of September 2018 Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable disposition of the September 2018 Notes for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on the exchange, (2) your holding period for the Exchange Notes will generally include the holding period of the September 2018 Notes exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the September 2018 Notes exchanged. If you do not exchange your September 2018 Notes for Exchange Notes pursuant to the Exchange Offer, you will not recognize any gain or loss upon consummation of the Exchange Offer.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. DUE TO THE COMPLEXITY OF THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO HOLDERS AND THE CONSIDERABLE UNCERTAINTY THAT EXISTS WITH RESPECT TO MANY ASPECTS OF THOSE RULES, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER AND OF OWNING AND DISPOSING OF EXCHANGE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION
Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued in the Exchange Offer in exchange for September 2018 Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you do not intend to participate in the distribution of the Exchange Notes.
If you tender September 2018 Notes in the Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	you cannot rely on the above interpretations of the SEC; and

•
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for September 2018 Notes where such September 2018 Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 20    , all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the September 2018 Notes and the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the September 2018 Notes and the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
By acceptance of the Exchange Offer, each broker-dealer that receives Exchange Notes in the Exchange Offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.
LEGAL MATTERS
The validity of the Exchange Notes offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain matters with respect to the Guarantors organized under Alabama law will be passed upon for us by Balch & Bingham LLP.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
Information referenced in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2018, 2017 and 2016.

Appendix A
GLOSSARY OF OIL AND NATURAL GAS TERMS
The following is a description of the meanings of some of the oil and natural gas industry terms used or incorporated by reference in this prospectus.
Basin. A large depression on the earth’s surface in which sediments accumulate.
Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.
Completion. The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.
Condensate. Liquid hydrocarbons associated with the production that is primarily natural gas.
Crude Oil. Liquid hydrocarbons retrieved from geological structures underground to be refined into fuel sources.
Development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves.
Dry hole or dry well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.
Exploitation. A development or other project which may target proven or unproven reserves (such as probable or possible reserves), but which generally has a lower risk than that associated with exploration projects.
Finding and development costs. Capital costs incurred in the acquisition, exploitation and exploration of proved oil and natural gas reserves divided by proved reserve additions and revisions to proved reserves.
Fracturing. The process of creating and preserving a fracture or system of fractures in a reservoir rock typically by injecting a fluid under pressure through a wellbore and into the targeted formation.
Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.
Horizontal wells. Wells drilled directionally horizontal to allow for development of structures not reachable through traditional vertical drilling mechanisms.
MBOE. One thousand barrels of crude oil equivalent, determined using a ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.
Mcf. Thousand cubic feet of natural gas.
Mineral interests. The interests in ownership of the resource and mineral rights, giving an owner the right to profit from the extracted resources.
Net acres or net wells. The sum of the fractional working interest owned in gross acres or gross wells, as the case may be.
Play. A set of discovered or prospective oil and/or natural gas accumulations sharing similar geologic, geographic and temporal properties, such as source rock, reservoir structure, timing, trapping mechanism and hydrocarbon type.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.
PUD. Proved undeveloped.
Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.
Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.
Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.
Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
Recompletion. The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.
Reserves. Reserves are estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and natural gas or related substances to the market and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).
Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.
Royalty Interest. An interest that gives an owner the right to receive a portion of the resources or revenues without having to carry any costs of development or operations.
Working interest. An operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production and requires the owner to pay a share of the costs of drilling and production operations.

Diamondback Energy, Inc.
Offer to Exchange
4.750% Senior Notes due 2024

PROSPECTUS

July 11, 2019